--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               (Amendment No. 2)

                            YzApp International Inc.
                            ------------------------
                 (Name of small business issuer in its charter)


          Nevada                         7370
 ---------------------------    --------------------------    ------------------
(State or jurisdiction of      (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)


         6584 Willoughby Way, Langley, British Columbia, Canada V2Y 1K4
                                  604 868 0264
           -----------------------------------------------------------
          (Address and telephone number of principal executive offices)


         6584 Willoughby Way, Langley, British Columbia, Canada V2Y 1K4
------------------------------------------------------------------------------
(Address of principal place of business or intended principal place of business)


                       Nevada Corporate Headquarters, Inc.
           101 Convention Center Drive, Suite 700, Las Vegas, NV 89109
                                  702 873 3488
             -------------------------------------------------------
            (Name, address and telephone number of agent for service)


Approximate date of proposed sale to the public: As soon as practical after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
-------------------------------------------------
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
-------------------------------------------------
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
-------------------------------------------------
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------
    Title of each          Dollar           Proposed        Proposed
 class of securities     amount to     maximum offering  maximum aggregate     Amount of
  to be registered     be registered    price per unit    offering price    registration fee
---------------------------------------------------------------------------------------------
Common                  $1,500,000          $0.50          $1,500,000         $121.35
3,000,000 Shares
---------------------------------------------------------------------------------------------

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS

                            YzApp International Inc.


3,000,000 shares of common stock offered by YzApp International Inc., at $0.50 per share.

There is no minimum offering other than a minimum investment of 5,000 shares/$2,500. There is no escrow of funds and all sale proceeds will be immediately available to us.

The Offering shall continue until all of the shares are sold or for one hundred eighty days unless terminated earlier by us.

No underwriter has been engaged to sell the shares. The shares will be sold on a best efforts basis by our officers. However in the event an underwriter is engaged, we estimate we will pay a commission of up to ten percent.

The shares are not presently traded on any recognized exchange or market.

These are speculative securities involving a high degree of risk. These shares should be purchased only by persons who can afford to lose their entire investment. Please see "Risk Factors, page 4."

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                  [YZAPP LOGO]



The date of this prospectus is  ___________, 2004

                               Prospectus Summary

The Business of YzApp International Inc.

We, YzApp International Inc. are a software application service provider of software solutions delivered via the Internet. Our current product is a credit application completion software named the Intelligent Credit Application. We developed this credit application software by codifying the decision-making process of a live credit analyst. We developed the software for credit applications used in the retail automotive market and the motorized recreational equipment market. There are two versions of the software, first the Intelligent Credit Application, or ICA, for use by automobile dealers and the second SalesMax that is a customized version of the ICA for use by the motorized recreational equipment market. In addition to these products, there are versions of the software for use by dealers and brokers and versions for use by consumers.

As of the date of this document the Company is currently conducting limited marketing and sales of our services in Canada and has not had any sales in the United States. It is desirable for the Company to market and sell our services to a limited number of customers since we are using the experience and feedback from these customers, referred to as User Acceptance Testing, to document future improvements and modifications we would like to incorporate in the software. Once User Acceptance Testing is completed and modifications are completed on the U.S. version, we could begin a full sales and marketing program in Canada and the United Sates provided funds are available for such activities.

We are a developmental stage company with 3 years of operating history. YzApp International was incorporated on December 26, 2002 in the State of Nevada. YzApp Solutions Inc. was incorporated in the Province of British Columbia, Canada on August 24, 2000 under the Company Act (British Columbia) and continued into federal jurisdiction under the Canada Business Corporation Act on October 15, 2001. In October 2003 YzApp Solutions Inc., was acquired as a wholly owned subsidiary of YzApp International Inc., and the reorganized company is carrying on the business of YzApp Solutions Inc. Since inception the company has had minimal revenues and assets and are to date in a net loss situation. We rely on sales of our securities to fund our operations. Our offices are in Langley, British Columbia.

Summary Financial Information Table

YzApp International Inc.
(a development stage enterprise)
Selected Financial Data
                                              FYE         FYE        9 MTHS    08/24/2000*
                                           07/31/03    07/31/02     4/30/04
                                                                   unaudited   unaudited

net sales/operating revenues                      0         729           0       2,789
income (loss) from
continuing operations                     $(244,749)  $(303,764)  $ (61,307)  $(803,051)
income (loss) from
continuing operations
per common share                          $   (0.03)  $   (0.04)  $   (0.01)       $(-)
total assets                              $ 105,322   $  55,828   $  82,236   $  82,236
long-term obligations
and redeemable preferred                  $   3,559   $   8,230   $   2,483   $   2,483

* Date of incorporation to April 30, 2004.


Securities Offered

This prospectus describes the offering of up to 3,000,000 shares of YzApp common stock at $0.50 per share. No underwriters or brokers been engaged to sell the shares. There is no minimum offering other than a minimum investment of 5,000 shares/$2,500. There is no escrow of funds and all sale proceeds will be immediately available to us. The shares will be sold on a best efforts basis by our officers.

The Offering shall continue until all of the shares are sold or for one hundred eighty days unless terminated earlier by us.

Use of Proceeds

The proceeds of the offering of up to 3,000,000 shares by us will be approximately $1,350,000 if all of the shares are sold after deduction of expenses and possible commissions. We estimate we will use these proceeds primarily for software development and marketing. Please see Use of Proceeds, page 9, for a more detailed description of how these proceeds will be applied.

Reorganization

On September 30 2003, YzApp Solutions Inc., a federally incorporated Canadian company was reorganized via a 2:1 share swap. The purpose of the reorganization was to move the share holdings to the Nevada-based YzApp International Inc. The total number of shares outstanding for YzApp International Inc. at October 31, 2003 was 10,748,500. Please see Transactions with Management, page 26, for a more detailed description of the reorganization.

Risk Factors

Investment in the Shares offered involves a high degree of risk. Prospective purchasers should consider carefully the following risks as well as the other information in this prospectus.

We have a limited operating history for investors to evaluate.

We were incorporated in August 2000 as YzApp Solutions Inc., and reorganized with YzApp International Inc., in September 2003 as a continuation of our business. Accordingly, we have a very limited operating history on which you can evaluate our business and prospects. You must consider the risks and uncertainties frequently encountered by early stage companies in new and rapidly evolving markets, such as Internet and electronic commerce.

We had a loss of $244,749 for our most recent fiscal year and may continue to have losses in the future that may impair the value of an investment in the shares.

During the fiscal year ended July 31 2003 we incurred a loss of $244,749. This loss resulted primarily from significant expenditures in market development activities in anticipation of creating future revenue. If our revenue growth is slower than we anticipate or our operating expenses exceed our expectations, it may take an unforeseen period of time to achieve or sustain profitability or we may never achieve or sustain profitability. This may result in an adverse effect on the market value of an investment in the shares.

The lack of a public market for our common stock may cause an investor to have difficulty reselling the shares.

Our common stock is not presently listed for trading on any recognized exchange or market. Investors may have to indefinitely hold their shares and may have difficulty selling their shares.

Our common stock may be classified as a "Penny Stock" which could adversely affect an investor's ability to sell the shares and the available price for the shares when sold.

We believe that our common stock would be characterized as "penny stock" under U.S. Securities and Exchange Commission regulations. As such, broker-dealers dealing in our common stock will be subject to the disclosure rules for transactions involving penny stocks, which require the broker-dealer to determine if purchasing our common stock is suitable for a particular investor. The broker-dealer must also obtain the written consent of purchasers to purchase our common stock. The broker-dealer must also disclose the best bid and offer prices available for our stock and the price at which the broker-dealer last purchased or sold our common stock. These additional burdens imposed upon broker-dealers may discourage them from effecting transactions in our common stock, which could make it difficult for an investor to sell their shares.

Investors in our common stock will experience immediate and substantial dilution as a percentage of their holdings.

The net tangible book value of our common stock at April 30, 2004 was ($.02) per share based on 10,787,786 shares outstanding. Compared to the October 31, 2003 shares of our common stock outstanding, investors will experience an immediate dilution of 84%.

Our offering price is arbitrarily determined and is unrelated to any measure of value, actual income or assets. Our offering price of $0.50 per share was arbitrarily determined by us based solely upon an increase over the prices paid by earlier investors in our company. It is not based upon an independent assessment of the value of our shares and should not be considered as such.

We are marketing new products and technology that have not been accepted into the marketplace.

We have begun marketing our interactive credit application software to the automobile and motorized recreational equipment retailers. Risks involved in introducing these new products include overcoming sales resistance and proving our product effectiveness.

Failure to meet customers' expectations or deliver expected technical performance could result in losses and negative publicity.

Customer engagements involve the installation of software in retail dealerships and businesses. We rely on a third-party sales force and outside contractors for installation. Any defects in the software and/or its installation or any other failure to meet our customers' expectations could result in:

     -    delayed or lost revenues due to adverse customer reaction;

     - requirements to provide additional products and/or services to a customer at no extra charge;

     - negative publicity regarding us and our products, which could adversely affect our ability to attract or retain customers; and

     - claims for damages against us, regardless of our responsibility for such failure.


Our new products will be competing against well-established credit application methods.

Our interactive credit application software will be competing against long established methods of processing consumer credit applications. Our ability to compete will depend upon developing our brand recognition and distribution methods while are competitors already have well-established brands and distribution and many times our financial ability. Focused competition by such software and financial services giants could substantially limit our potential market and ability to profit from these products.

Failure to effectively market our Intelligent Credit Application could impair our ability to sell the software to a large number of customers.

One of the challenges we face in commercializing or software product is demonstrating the advantages of our product over more traditional products and services. As we grow, we will need to further develop our marketing and sales force. In addition to our internal sales force, we rely on third parties to market and sell our products. We currently maintain an agreement with a third-party The Sawka Group, regarding the marketing and distribution of our software. Maintenance of this relationship is based primarily on an ongoing mutual business opportunity and a good overall working relationship. Without this relationship, our ability to market and sell our software product could be harmed and we may need to divert even more resources to increasing our internal sales force. If we are unable to expand our internal sales force and maintain our third-party marketing relationship, our ability to generate significant revenues could be seriously harmed.

Government regulation of the Internet and E-commerce is evolving and unfavorable changes could harm our business.

We are subject to general business regulations and laws, as well as regulations and laws specifically governing the Internet and e-commerce. Such existing and future laws and regulations may impede the growth of the Internet or other online services. These regulations and laws may cover taxation, user privacy, data protection, pricing, content, copyrights, distribution, electronic contracts and other communications, consumer protection, the provision of online payment services, broadband residential Internet access, and the characteristics and quality of products and services. It is not clear how existing laws governing issues such as property ownership, sales and other taxes, libel, and personal privacy apply to the Internet and e-commerce. Unfavorable resolution of these issues may harm our business.

We could be liable for breaches of security on our website and fraudulent activities of users.

A fundamental requirement for e-commerce is the secure transmission of confidential information over public networks. Although we have developed systems and processes that are designed to protect consumer information and prevent fraudulent transactions and other security breaches, failure to mitigate such fraud or breaches may adversely affect our operating results.

We may not be able to adapt quickly enough to changing customer requirements and industry standards.

Technology in the e-commerce industry changes rapidly. We may not be able to adapt quickly enough to changing customer requirements and preferences and industry standards. Competitors often introduce new products and services with new technologies. These changes and the emergence of new industry standards and practices could render our existing websites and proprietary technology obsolete.

The Internet as a medium for commerce is uncertain.

Consumer use of the Internet as a medium for commerce is a recent phenomenon and is subject to a high level of uncertainty. While the number of Internet users has been rising, the Internet infrastructure may not expand fast enough to meet the increased levels of demand. If use of the Internet as a medium for commerce does not continue to grow or grows at a slower rate than we anticipate, our sales would be lower than expected and our business would be harmed.

We may be adversely affected by governmental regulation or future regulations.

The Intelligent Credit Application accesses databases from credit bureaus. This information is subject to government regulation and privacy restrictions. Government regulation that would restrict ICA access to credit bureau databases would have a negative effect on our ability to continue operations.

We may not be able to protect and enforce our trademarks, web addresses and proprietary rights.

We rely or may in the future rely on a combination of patent, trademark, trade secret and copyright law and contractual restrictions to protect the proprietary aspects of our technology and proprietary content. These legal protections afford only limited protection for our intellectual property and trade secrets. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our proprietary technology or otherwise obtain and use information that we regard as proprietary.

At the present time the company's software source code is held as a trade secret. In future we will move to have our name and other elements trademarked. We may be unable to secure trademark registrations. It is also possible that our competitors or others will adopt service names similar to ours, thereby possibly leading to customer confusion. Any claims or customer confusion related to our trademarks, or our failure to obtain trademark registrations, could negatively affect our business.

Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets and domain names, and to determine the validity and scope of the proprietary rights of others. If third parties prepare and file applications in the United States, Canada or other countries that claim trademarks used or registered by us, we may oppose those applications and be required to participate in proceedings before the regulatory agencies involved determine priority of rights to the trademarks. Any litigation or adverse priority proceeding could result in substantial costs and diversion of resources and could seriously harm our business and operating results.

Finally, to the extent that we operate internationally, the laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the United States and Canada. Many countries have first-to-file trademark registration system. As a result, we may be prevented from registering or using our trademarks in certain countries if third parties have previously filed applications to register or have registered the same or similar trademark. Our means of protecting our proprietary rights may not be adequate, and our competitors could independently develop similar technology.

Although we had registered a number of domain names other than YzApp.com, the registrations have expired. Currently our only domain name is YzApp.com. Governmental agencies typically regulate domain names. These regulations are subject to change. We may not be able to acquire or maintain appropriate domain names in all countries in which we do business. Furthermore, regulations governing domain names may not protect our trademarks and similar proprietary rights. We may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or diminish the value of our trademarks and other proprietary rights.

We may be found to infringe upon the proprietary rights of others or face liability for content on our web sites.

Third parties may claim infringement by us with respect to past, current or future technologies and other proprietary rights. Any such claim, whether meritorious or not, could be time-consuming, result in costly litigation, or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements might not be available on terms acceptable to us or at all. We do not maintain general liability insurance, and our assets may not cover potential claims of the types described above or may not be adequate to indemnify us for all liability that may be imposed. Any imposition of liability that is not covered by assets could harm our business.

Dependence on key personnel could adversely affect growth.

We are, to a significant extent, dependent on the skills of certain key personnel, including specifically the founder, Brian Jaggard and the COO, Douglas Dunn. Currently there is key man insurance of approximately $750,000 on Brian Jaggard payable to the company. Loss of the services of any of the company's present key personnel or the inability to attract and retain needed additional personnel could have a materially adverse effect upon the company. In addition, there are several software engineers with unique knowledge of the Intelligent Credit Application software. Should they be unavailable for future software modifications, it could substantially increase the cost of development.


Additional investment is required or growth may not be possible.

Our operations have not generated positive cash flow since the inception of the Company in 2000. We have funded our operations through the issuance of common stock. Our ability to continue to operate until our cash flow turns positive may depend on our ability to continue to raise funds through the issuance of equity or debt. If we are not successful in raising additional funds, we might have to significantly scale back or delay our growth plans, or possibly cease operations altogether. Any reduction or delay in our growth plans could materially adversely affect our ability to compete in the marketplace, take advantage of business opportunities and develop or enhance our products.

Corporate growth will place additional demands and may create new challenges beyond the abilities of the present team. The effective management of growth may require the hiring of additional qualified management personnel skilled in sales, operations, and software development and marketing, human resources and business development. Consequently the inability to attract, integrate and retain appropriate personnel could have a material adverse effect on the company's business, results of operations and prospects.

Inglenet's control of the source code restricts modification of the product to meet customer requirements.

In consideration for the terms of outsourcing software development to Inglenet Solutions Inc., we have agreed to allow Inglenet to hold the source code to the software until the entire cost of development is paid. We agreed that we would pay Inglenet installments of 10% of the outstanding amount per month beginning 3 months after the commercial release of the software. Once the full amount is paid to Inglenet, the source code will be released to YzApp. Without the source code, we are dependent on Inglenet for any modifications to the software that require the source code.

Our auditors have expressed substantial doubt about our company's ability to continue as a going concern.

Our independent auditors have stated that the Company has experienced accumulated losses and has had no material revenue producing operations to date. The Company's ability to continue as a going concern is dependent upon its ability to raise additional capital, achieve profitable operations or to merge with a revenue producing venture partner. These matters raise doubt about the Company's ability to continue as a going concern.

Currency exchange risk.

We are raising capital in both U.S. and Canadian currency. Fluctuations in currency exchange may adversely affect the results of our business operations and capital requirements.



Where You Can Get Additional Information

We will be subject to and will comply with the periodic reporting Requirements of Section 12(g) of the Securities Exchange Act of 1934. We will furnish to our Shareholders an Annual Report on Form 10-KSB containing financial information examined and reported upon by independent accountants, and it may also provide unaudited quarterly or other interim reports such as Forms 10-QSB or Form 8-K as it deems appropriate. Our Registration Statement on Form SB-2 with respect to the Securities offered by this prospectus, which is a part of the Registration Statement as well as our periodic reports may be inspected at the public reference facilities of the U.S. securities and Exchange Commission, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549,or from the Commission's internet website, www.sec.gov and searching the EDGAR database for YzApp International Inc. Copies of such materials can be obtained from the Commission's Washington, D.C. office at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

                                 Use of Proceeds

The proceeds of the offering will be approximately $1,350,000 if all of the shares are sold after deduction of expenses and possible commissions. We estimate the expenses of the offering to be approximately $20,000, primarily in legal and accounting fees. No underwriters or brokers have been engaged to sell the shares for us. However in the event an underwriter is engaged, we estimate we will pay a commission of up to ten percent. The following table sets for the Use of Proceeds, assuming varying numbers of shares are actually sold. If 50% of more of the offering is sold we will be able to add in-house technical skills which will reduce the cost of ICA Version 2 and US modifications. Under the agreement for the original version of the ICA, $135,000 is due before modifications for new versions can be started. Marketing in the form of Investor Relations and product promotion in both Canada and the US is the greatest variation in the various scenarios.

We do not pay interest on the funds owed to Inglenet. Inglenet has a provision in their contract to charge interest on the funds. However, we will not pay interest until 3 months after we begin running "Version 2" of our software. We would prefer to have the choice to use independent developers to modify the software but can only use their development team until the balance due to Inglenet is paid. When the balance is paid to Inglenet, we will then be given the source code and will likely use a combination of Inglenet developers, internal developers and contracted developers for future improvements and modifications to the software.

Use of                                    750,000 Shares       1,500,000 Shares       2,250,000 Shares        3,000,000 Shares
Proceeds                                   ($337,500 net)         ($675,000 net)       ($1,012,500 net)        ($1,350,000 net)

If 100% Sold                                If 25% Sold             If 50% Sold         If 75% Sold
-------------                               -----------             -----------         -----------

Number of Shares                                750,000               1,500,000           2,250,000               3,000,000
Net Proceeds                                 $  337,500              $  675,000          $1,012,500              $1,350,000
--------------------------------------------------------------------------------------------------------------------------------
Offering Expenses                            $   27,121      8%      $   27,121     5%   $   27,121     3%       $  27,121      2%
Operations - hard costs & staff              $  111,254     33%      $  141,629    21%   $  148,379    14%       $  148,379    11%
Investor Relations - hard costs and staff    $        0      0%      $    6,750     1%   $   41,000     4%       $   81,000     6%
Final payment for Original ICA               $  135,000     40%      $  135,000    20%   $  135,000    13%       $  135,000    10%
Development server/software                  $        0      0%      $    6,750     1%   $   13,500     1%       $   13,500     1%
ICA Version 2 and US modifications           $   57,375     17%      $  101,250    15%   $   94,500    10%       $   94,500     7%
Com interface for Additonal Credit Bureaus   $        0      0%      $  148,500    22%   $  148,500    15%       $  148,500    11%
Marketing of ICA RE Canada                   $    6,750      2%      $   13,500     2%   $  100,000    10%       $  189,000    14%
Marketing/Launch of ICA Auto US              $        0      0%      $   94,500    14%   $  304,500    30%       $  513,000    38%
                                             ----------              ----------          ----------              ----------
                                             $  337,500    100%      $  675,000   100%   $1,012,500   100%       $1,350,000   100%
                                             ==========              ==========          ==========              ==========
                                             $     0.50              $     0.50          $     0.50              $     0.50
Gross Proceeds                               $  375,000              $  750,000          $1,125,000              $1,500,000
Net Proceeds (less 10% finders fee)          $  337,500              $  675,000          $1,012,500              $1,350,000



                        Determination of Offering Price.

Our offering price of $0.50 per share was arbitrarily determined by us based solely upon an increase over the prices paid by earlier investors in our company. It is not based upon an independent assessment of the value of our shares and should not be considered as such.

                                    Dilution

Mr. Jaggard received the 1,025,000 shares in exchange for shares issued to him upon the formation of the YzApp Solutions Inc., for the costs of incorporating the Canadian corporation and valued at $.001 per share. Investors should compare this to the $0.50 per share offering price in this prospectus.


Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets.

As of April 30, 2004, the net tangible book value of our shares of common stock was a deficit of $174,270 or approximately -$0.02 per share based upon 10,787,786 shares outstanding.

If 100% of the shares are sold:

Upon completion of this offering, in the event all of the shares are sold and not including the costs of offering, the net tangible book value of the 13,787,786 shares to be outstanding will be $1,041,594 or approximately $0.08 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.10 per share without any additional investment on their part. You will incur an immediate dilution from $0.50 per share to $0.08 per share being 84% dilution.

After completion of this offering, if 3,000,000 shares are, and you are purchasing 50,000 shares, you will own approximately 0.36% of the total number of shares then outstanding shares for which you will have made cash investment of $25,000, or $0.50 per share. Our existing stockholders will own approximately 78.24% of the total number of shares then outstanding, for which they have made contributions of cash, totaling $523,251 or approximately $0.05 per share.

If 75% of the shares are sold:

Upon completion of this offering, in the event 75% of the shares are sold and not including the costs of offering, the net tangible book value of the 13,037,786 shares to be outstanding will be $704,094, or approximately $0.05 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.07 per share without any additional investment on their part. You will incur an immediate dilution from $0.50 per share to $0.05 per share or 90% dilution.

After completion of this offering, if 2,250,000 shares are sold, and you are purchasing 50,000 shares, you will own approximately .38% of the total number of shares then outstanding shares for which you will have made cash investment of $25,000, or $0.50 per share. Our existing stockholders will own approximately 82.74% of the total number of shares then outstanding, for which they have made contributions of cash, totaling $523,251 or approximately $.05 per share.

If 50% of the shares are sold:

Upon completion of this offering, in the event 50% of the shares are sold and not including the costs of offering, the net tangible book value of the 12,287,786 shares to be outstanding will be $366,594, or approximately $.03 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.05 per share without any additional investment on their part. You will incur an immediate dilution from $0.50 per share to $0.03 share or 94% dilution.

After completion of this offering, if 1,500,000 shares are sold, and you are purchasing 50,000 shares, you will own approximately .41% of the total number of shares then outstanding shares for which you will have made cash investment of $25,000, or $0.50 per share. Our existing stockholders will own approximately 87.79% of the total number of shares then outstanding, for which they have made contributions of cash, totaling $523,251 or approximately $0.05 per share.

If 25% of the shares are sold:

Upon completion of this offering, in the event 25% of the shares are sold and not including the costs of offering, the net tangible book value of the 11,537,786 shares to be outstanding will be $29,094, or approximately $.003 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.033 per share without any additional investment on their part. You will incur an immediate dilution from $0.50 per share to $0.003 share or 99.6% dilution.

After completion of this offering, if 750,000 shares are sold, and you are purchasing 50,000 shares, you will own approximately .43% of the total number of shares then outstanding shares for which you will have made cash investment of $25,000, or $0.50 per share. Our existing stockholders will own approximately 93.50% of the total number of shares then outstanding, for which they have made contributions of cash, totaling $523,251 or approximately $0.05 per share.

     The following tables compare the differences of your investment in our shares with the investment of our existing stockholders.

     Existing stockholders if all of the shares are sold:

Price per share                                                    $  0.50
Net tangible book value per share before offering                  $ (0.02)
Potential gain to existing shareholders per share                  $  0.10
Net tangible book value per share after offering                   $  0.08
Increase to present stockholders in net tangible
book value per share after offering                                $  1,041,594
Capital contributions                                              $  1,350,000
Number of shares outstanding before the offering                      10,787,786
Number of shares after offering held by existing stockholders         10,787,786
Percentage of ownership after offering                                78.24%


     Purchasers of shares in this offering if all shares sold

Price per share                                                     $ 0.50
Dilution per share                                                  $ 0.42
Capital contributions                                               $ 1,350,000
Number of shares after offering held by public investors              3,000,000
Percentage of ownership after offering                                21.76%

     Purchasers of shares in this offering if 75% of shares sold

Price per share                                                     $ 0.50
Dilution per share                                                  $ 0.43
Capital contributions                                               $ 1,012,500
Number of shares after offering held by public investors              2,250,000
Percentage of ownership after offering                                17.26%

     Purchasers of shares in this offering if 50% of shares sold

Price per share                                                     $ 0.50
Dilution per share                                                  $ 0.47
Capital contributions                                               $ 675,000
Number of shares after offering held by public investors              1,500,000
Percentage of ownership after offering                                12.21%

     Purchasers of shares in this offering if 25% of shares sold

Price per share                                                     $ 0.50
Dilution per share                                                  $ 0.497
Capital contributions                                               $ 337,500
Number of shares after offering held by public investors              750,000
Percentage of ownership after offering                                 6.50%






                  Plan of Distribution / Terms of The Offering

We are offering up to 3,000,000 shares of common stock on a best efforts basis. The offering price is $0.50 per share. Funds from this offering will not be placed into any escrow account and will be immediately available to us.

No underwriter has been engaged to sell the shares. Although we do not currently plan to pay finders fees, we reserve the right to pay a finders fee of up to 10% to registered brokers where legally allowed. In the event an underwriter or broker-dealer is engaged, the Company will file a post-effective amendment to the registration statement identifying the underwriter or the broker-dealer, providing the required information on the plan and will revise the disclosures in the registration statement, and will file the agreement as an exhibit to the registration statement. In the event an underwriter or broker-dealer is engaged, we will additionally confirm our awareness that prior to any involvement of any broker-dealer in the offering, that the broker-dealer will seek and obtain clearance of the underwriting compensation and arrangements from the NASD Corporate Finance Department. In no case will the total finders fee for the sale of any shares exceed 10%.

We will sell the shares in this offering through our officers and directors who are Brian Jaggard, Douglas Dunn and Carl Lacey. They will not register as a broker/dealer under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker/dealer. The conditions are that:

     1. The person is not statutorily disqualified, as that term is defined in
Section 3(a)(39) of the Act, at the time of his participation; and,

     2. The person is not at the time of their participation, an associated person of a broker/dealer; and,

     3. The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Our officers and directors are not statutorily disqualified, are not being compensated, and are not associated with a broker/dealer. They are and will continue to be one of our officers and directors at the end of the offering and have not been during the last twelve months and are currently not broker/dealers or associated with a broker/dealers. They have not during the last twelve months and will not in the next twelve months offer or sell securities for another corporation. Only after our registration statement is declared effective by the SEC, do we intend to advertise, through tombstones, and hold investment meetings in various states where the offering will be registered. We will not utilize the Internet to advertise our offering. We will also distribute the prospectus to potential investors at the meetings and to our friends and relatives who are interested in us and a possible investment in the offering.

We intend to sell our shares in the United States of America, the Canadian Provinces of British Columbia, Alberta, Saskatchewan, Manitoba and Ontario, and/or offshore.

Section 15(g) of the Exchange Act

Our shares are covered by Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors who are generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules. Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approved the transaction for the customer's account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the NASD's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

The application of the penny stock rules may affect your ability to resell your shares.


Offering Period and Expiration Date

This offering will start on the date of this prospectus and continue for a period of up to 180 days.

Procedures for Subscribing

If you decide to subscribe for any shares in this offering, you must:

     1. execute and deliver a subscription agreement
     2. deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to YzApp International Inc.

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.


Legal Proceedings

There have not been any legal proceedings, litigation or judgments against the Company. The Company is not aware of any pending litigation.


                         Market For YzApp's Common Stock
                         And Related Stockholder Matters

Market Information: Our common stock is not listed for trading on any recognized market. We believe that it is likely that our common stock will be characterized as penny stock. As such, broker-dealers dealing in our common stock will be subject to the disclosure rules for transactions involving penny stocks, which require the broker-dealer to determine if purchasing our common stock is suitable for a particular investor. The broker-dealer must also obtain the written consent of purchasers to purchase our common stock. The broker-dealer must also disclose the best bid and offer prices available for our stock and the price at which the broker-dealer last purchased or sold our common stock. These additional burdens imposed upon broker-dealers may discourage them from effecting transactions in our common stock, which could make it difficult for an investor to sell their shares.

Security Holders: As of June 30, 2004, YzApp had 40 holders of record of its common stock.

Dividend Plans: YzApp has paid no common stock cash dividends and has no current plans to do so. Investors are not likely to receive dividends from us for the foreseeable future.

There are presently 10,787,786 shares of common stock outstanding as of June 30, 2004.

Equity Compensation Plan Information

YzApp has the YzApp International Inc., 2003 Stock Option Plan that was adopted on October 2003. The purpose of the Plan is to advance the business and development of YzApp and its shareholders by affording to the employees, directors and officers of YzApp the opportunity to acquire a proprietary interest in YzApp by the grant of Options to such persons under the Plan's terms. The 2003 Plan reserved 2,000,000 shares for grant or issuance upon the exercise of options granted under the plan. As of June 30, 2004, no options have been granted under the plan.





                            Description of Securities

Common Stock

YzApp is authorized to issue up to 50,000,000 shares of Common Stock, $.001 par value. The holders of the Common Stock are entitled to one vote per share held and have the sole right and power to vote on all matters on which a vote of the stockholders is taken. Voting rights are non-cumulative. The holders of shares of Common Stock are entitled to receive dividends when, as, and if declared by the Board of Directors, out of funds legally available therefore and to share pro rata in any distribution to stockholders. Upon liquidation, dissolution, or winding up of YzApp, the holders of the Common Stock are entitled to receive the net assets of YzApp in proportion to the respective number of shares held by them after payment of liabilities which may be outstanding. The holders of Common Stock do not have any preemptive right to subscribe for or purchase any shares of any class of stock of YzApp.

Preferred Stock

YzApp is authorized to issue up to 1,000,000 shares of $.001 par value preferred stock. The preferred stock can be issued in different series. The rights and preferences of different series of the preferred stock can be set from time to time by our Board of Directors. These rights and preferences may include class voting rights, specific dividend rights and priority over common stock with respect to assets of YzApp upon liquidation.

                   YzApp International Inc., and its Business

YzApp International was incorporated on December 26, 2002 in the State of Nevada. YzApp Solutions Inc. was incorporated in the Province of British Columbia, Canada on August 24, 2000 under the Company Act (British Columbia) and continued into federal jurisdiction under the Canada Business Corporation Act on October 15, 2001.Summary of Original Seed Shareholder Positions:


Founder                     Shares
---------------------       -------------------------------
Brian Jaggard               210,000 @ $0.001 per share
---------------------       -------------------------------
Eric Schmidt                30,000 @ $2.20 per share
---------------------       -------------------------------
Norbert Laakman             30,000 @ $2.20 per share
---------------------       -------------------------------
Leo Seewald                 15,000 @ $3.30 per share
---------------------       -------------------------------
Kevin McCaw                 15,000 @ $2.86 per share
---------------------       -------------------------------

During 2001, the original 300,000 shares were split 1:50 so that the total shares outstanding were 15,000,000. Subsequently in 2001, a further 500,000 shares were issued at $0.32 per share. Another 637,500 shares were issued for services received by us from individuals since the founding of YzApp. The shares for services were issued at an average price of $0.03 per share.

 In September 2001, a continuance was filed for YzApp Solutions Inc. to continue operations out of British Columbia and into Canadian federal jurisdiction under the Canada Business Corporations Act. The continuance was ratified by shareholders and came into effect on October 3, 2001. On September 30 2003, YzApp Solutions Inc., a federally incorporated Canadian company was reorganized via a 2:1 share swap. The purpose of the reorganization was to move the share holdings to the Nevada-based YzApp International Inc. The total number of shares outstanding for YzApp International Inc. at October 31, 2003 was 10,748,500.

Description of Business.

Our Product

Our firm is an application service provider of software solutions delivered via the Internet. Our current product is a credit application completion software named the Intelligent Credit Application. We developed this credit application software by codifying the decision-making process of a live credit analyst. We developed the software for credit applications used in the retail automotive market and the motorized recreational equipment market.

As of the date of this document the Company is currently conducting limited marketing and sales of our services in Canada and has not made any sales in the United States. We have several recreational equipment and marine dealers whom have signed agreements to use our software. We are reluctant to expand beyond a modest number of dealers since we would prefer to have the infrastructure in place to properly service our customers. If we expand beyond our ability to service our customers, we could damage our reputation and it would be difficult to recruit new customers.

It is desirable for the Company to market and sell our services to a limited number of customers since we are using the experience and feedback from these customers. This is referred to as User Acceptance Testing a part of the Research and Development process for a software product. The purpose is to document future improvements and modifications we would like to incorporate in the software. Once User Acceptance Testing is completed and modifications are completed on the U.S. version, we will begin a full sales and marketing program in Canada and the United Sates.

There are two versions of the software, first the Intelligent Credit Application for use by automobile dealers and the second is called SalesMax, which is a customized version of the ICA for use by the motorized recreational equipment market. In addition to these products, there are thick client versions of the software for use by dealers and brokers and thin client versions for use by consumers. Thick client installs software onto a dealer or broker's personal computer while the thin client can be operated from a web browser such as Microsoft's Internet Explorer.

A "thick" client is a version of the ICA software that loads a small amount of software onto the customer's personal computer. This version is used by dealers and has administrative functions. The "thin" client is a simplified version of the ICA software that is designed for retail customers to use so that they can submit their credit information to dealers, it runs as an Internet application and does not download any software to the users computer. The dealers then use the "thick" client to review the credit applications from the "thin" client applications as well as input new credit applications. Only the "thick" client application has the ability to review and modify credit applications and then submit the credit applications to a financial institution.

Most retailers of automobiles and recreational equipment products have access to indirect lending sources. Indirect lenders are financial institutions that finance automobiles and equipment without the buyer visiting the financial institution directly. The retailers are also known as dealers. The dealers are required to gather the credit application information and submit this information to the financial institutions for approval. The financial institutions are also known as lenders. Major lenders in Canada include TD Canada Trust, the Bank of Montreal, the Canadian Imperial Bank of Commerce, Scotiabank, RBC Royal Bank and the Laurentian Bank.

It is assumed that dealers prefer to use indirect lenders is because they are more likely to complete a sale of their product if they can assist the buyer with financing. The majority of automobile and recreational equipment purchases are financed since most consumers do not have cash available to purchase these products. Dealers also prefer to use indirect lenders because they have to opportunity to add insurance and extended service products to the retail finance and lease contracts. Insurance and warranty companies pay the dealers a commission based on the sale of these products.

All versions of our software gather information that either paper-based or electronic credit applications require in order for a lender to make a credit decision. Our software contains electronic versions of the lenders credit applications so that the information we gather from applicants can be transposed to the specific credit applications used by the lenders. The licensee of our software then may submit to the lender of choice. The credit application will be sent to the lender in either a paper or electronic fax format. Lenders may also choose to receive the information electronically directly into their own credit systems. We will use Simple Object Access Protocol, otherwise known as SOAP to transfer data from our system to lenders systems.

Simple Object Access Protocol is a way for a program running one kind of operating system such as Windows 2000, to communicate with a program in the same or other kind of operating system. The advantage of using SOAP is that our software will link with other software over the internet in a manner independent of the operating system of either YzApp or our customers, suppliers and those who receive our credit applications.

Our Market

Our initial focus will be on the Canadian Bombardier dealers due to their relationship with the Sawka Group. The Sawka Group is the primary provider of insurance and extended service contracts for Bombardier Canada. It was through the Sawka Group that Bombardier and their dealer council endorsed the use of SalesMax for the Canadian dealers. The Sawka Group has a contractual relationship with YzApp in which the Sawka Group has partially paid for the software customization and use of their contacts and sales force to initiate sales and help establish a network of clients for the SalesMax product, principally with Bombardier dealers in Canada.

The statistics for Bombardier specifically indicate we are entering the RE market with one of the larger firms in that sector. The recreational equipment market (RE market) is defined as non-automotive, motorized equipment such as watercraft, skidoos, motorcycles, and all-terrain vehicles. Some of the Bombardier facts as of 2001:

     -    180,000 new units sold equaling 29% of the market for snowmobiles
     -    85,500 new units sold equaling 43% of the market for watercraft
     -    25,000 units sold equaling 4% of the market for ATV units
     - With the recent acquisition of Evinrude and Johnson Outboard motors Bombardier had 13% of the 338,000 units sold in North America
     - Bombardier's Seadoo line is the definite leader in North American market
     - Total combined value of these product lines were $2 billion for the year ending January 31, 2001.

We intend to market our product to the 350 Bombardier dealers in Canada as well as other recreational equipment dealers, marine dealers and used car dealers.

Aside from the normal supplier/client relationships and related agreements, there are no other affiliations between our company and the Sawka Group and its divisions. Sawka Group and YzApp do not have any common officers, management or directors.

The ICA launch also targets the automotive retailing industry. It is our intention to focus on the Canadian dealers of used automobiles prior to a launch in the US market. Our products will require further customization in order to enter the US market due to the use of multiple credit bureaus as well as the unique fields required in the credit application itself. We estimate it will require between $100,000 and $150,000 in order to prepare our software for the US launch. It will also require between one and three months development time before we are ready to launch in the US.

Our operations are subject to seasonal fluctuations. Use of our software will increase in the Spring months in most markets and likely result in our sales from April to September and December to January being greater than February to March and October to November. Additionally, the Recreational Equipment market is subject to fluctuation based on economic conditions. These fluctuations will be felt more by our clients than by ourselves, however we do take note of them to ensure any promotion and marketing activites are correctly timed.


Our Distributions Methods

The Sawka Group 10 sales people located in the major population areas of Canada. This will allow us to market the software coast to coast. The customers are able to download and install our software from our server located in Burnaby, British Columbia. However, the main components of the software remain on our server and customers must connect to this server in order to complete the credit applications. They are required to have Microsoft's Windows 98 or higher in order for the system to run on their personal computer. They will also need to either have or install WinFax Pro in order to fax the credit applications to lenders.

The Sawka Group sales people already have a relationship with the Bombardier dealers due to their agreement to provide insurance and extended service products with Bombardier Canada. They intend to sell the SalesMax software to the Bombardier dealers since it has been pre-loaded with their insurance and extended service products. Dealers using the SalesMax software will then be able to add these products to financing contracts. The insurance and extended warranty products sold to Bombardier customers can increase the gross profit on recreational equipment sales by over 100% so the dealers have a strong incentive to add these product to the finance contracts.

We will also use agents and independent sales representatives to market our software to non-Bombardier recreational equipment dealers, used car dealers and marine dealers in Canada. We have not yet chosen any US partners, agents or distributors.

Our Intellectual Property

The intellectual property of our company is the unique expert system developed by ourselves. The software is protected by a source code that is currently held by Inglenet. The Intelligent Credit Application decision logic was developed with the assistance of faculty members from Simon Fraser University. Faculty members were used in an advisory capacity with no compensation rewarded or expected. Early design of the software was completed with Orbital Technologies in Vancouver, BC. under a contract recognizing YzApp as sole owners of the intellectual property being developed. The early design was rudimentary and used to prove the ICA concept and practicality of further development. Orbital Technologies holds no rights to the intellectual property of the ICA. This work was further developed into a product requirements document by Inglenet. Upon approval of this document by our company, Inglenet was then contracted to produce Technical Design and User Interface Screenflow documents. Once these documents were completed, programmers from Inglenet were then able to begin software development.

Although our company has ownership of the software systems developed for us by Inglenet, Inglenet will hold the source code for the software until we have completed payment for the software development. There is a provision in the Inglenet contract not to charge interest on the funds until three months after we begin running "Version 2" of our software. This means that we rely on Inglenet for any changes or modifications to the current system.

Research and Development

The process for Research and Development of a new software product/service has been basically outlined in the section "Our Intellectual Property". Costs associated with the R&D process for the company from founding to April 30, 2004 are $291,072. The year ending July 31, 2002 saw R&D expenditures of $148,876, with no expenditures in 2003. In the nine months ending April 30, 2004 and additional $17,794 was spent on Research and Development.

Competition

Credit Bureaus could offer potential competition, however they have focused on providing higher quality interfaces into their systems rather than moving out to the client-retailer interface, the transaction point at which our product is aimed. All other potential competitors so far identified follow the portal model. In the book, Internet business: models text and cases (Eisenman, & Hallowell, & Tripsas, 2002) Eisenman and his associates describe in detail eight separate and distinct business models that are utilized on the Internet. Their definition, "Online Portals - These are the businesses that provide navigational support also termed an infomediary, they provide the informational link between the customer and the business". The portal model companies supply basic "fill-in-the-blanks" credit applications or more sophisticated versions that tie into a lender's credit criteria. The portal model is also biased towards the lender who pays the highest fee to the portal. This means that the retailer may be directed toward the financial institution that is best for the portal, not the retailer or consumer. Since YzApp is retailer-centric and consumer-centric, rather than lender-centric, the ICA will have an appeal to both retailers and consumers.

Companies following the portal model include Curomax and Creditwave in Canada. In the US, a company providing this service is Credit Management Services Inc.
(CMSI) that was acquired by DealerTrack, Inc. for US$52 million. This transaction was concluded on March 19, 2003. CMSI had the largest number of affiliated lenders of any portal model - 27. Inherent in YzApp's product is the ability to easily add lenders.

Our strategy is to remain lender-neutral. This has broad appeal to all retailers since they prefer to choose their own lender rather than be attached to a limited portal. In turn, this allows us to control the channel of all credit offerings, regardless of who the ultimate lender will be.

Number of Employees

Due to the outsourcing of the software development to Inglenet and distribution provided by the Sawka Group, our company has only two employees: Brian Jaggard and Douglas Dunn.

Brian Jaggard and Douglas Dunn are the only two employees who are receiving compensation from the company. Michael Smallwood, formerly Secretary of YzApp Solutions Inc. is not considered an employee since his activities and advice were given on a voluntary basis. Our company has a number of individuals who, from time to time, provide advice and assistance on a voluntary basis. In the past we have rewarded these individuals with sweat equity shares. We currently do not have any employees besides Brian Jaggard and Douglas Dunn who are eligible for further sweat equity shares.


Description of Property.

The Company utilizes the residence of its President, Mr. Brian Jaggard, for offices. No monthly fee is paid for rent. The server leased by The Company and on which our software is running, was moved from Burnaby, British Columbia to a facility at 8863 216th Street, Langley, British Columbia. The purpose of the move was to reduce the costs associated with its location in Burnaby, British Columbia.

                                   Management

The executive officers and directors of the Company and their ages are as follows:

                                                       Held
Name              Age      Position                    Position Since
----              ---      --------                    --------------
Brian Jaggard     43       President, Chief Exec.      August, 2000
                           Officer, Chief Financial
                           Officer, Director

Douglas Dunn      44       Chief Operations Officer,   May, 2001
                           Director, Secretary

Carl Lacey        56       Director                    February, 2003


The Directors serve until their successors are elected by the shareholders. Vacancies on the Board of Directors may be filled by appointment of the majority of the continuing directors. The executive officers serve at the discretion of the Board of Directors. There are no family relationships between the directors.

Business Experience

Board of Directors/Executive Officers

Mr. Jaggard has 20 years experience as a financial manager and analyst in the automotive industry. He has built and led teams that worked successfully to improve the financial performance of large, multi-national companies such as Ford, Volkswagen, and Toyota.




Summary of previous 5 years work experience:

     - October 2003 to Present: President and CEO of YzApp International Inc., Langley British Columbia, Canada. Responsible for the operations of the firm, reporting to the board of directors as well as appointment and direction of other managers and subcontractors.

     - August 2000 to Present: President and CEO of YzApp Solutions Inc., Langley British Columbia, Canada. Responsible for the operations of the firm, reporting to the board of directors as well as appointment and direction of other managers and subcontractors.

     - March 2000 to August 2000: Contracted to develop an e-commerce business plan for Multiland Investments Inc., Richmond British Columbia, Canada. Multiland Investments is the parent company of the Open Road Group of dealerships. These dealerships sell and lease new Toyota and Honda automobiles in British Columbia. Responsibilities included development and refinement of the business model to be deployed as well as recruitment and coordination of other contractors.

     - March 1997 to March 2000: Branch Credit Manager, Toyota Credit Canada Inc., Richmond British Columbia, Canada. Responsible for funding up to $35 million per month in receivables to individuals as well as to small and medium-size businesses.

Prior to his three years with Toyota, Mr. Jaggard spent four years as Manager, Western Canada for Volkswagen Credit Canada (Richmond BC). He was National Credit Manager for Pacific National Leasing Corporation from 1990 to 1993 in Vancouver BC. During his eight-year career with Ford Credit in Vancouver and Toronto, Brian successfully managed a highly profitable $700 million portfolio.

Mr. Dunn is a marketing professional with 17 years experience providing marketing and development expertise to a corporate, government and non-profit sector clientele.

Mr. Dunn has served as a Director of Knexa.com Solutions Inc., a publicly traded firm on the CDNX (now the TSX). Mr. Dunn has also held Directorships in over 20 Non-Profit organizations the majority operating as Federally Registered Charities in Canada. His only current Directorship is with the Underwater Council of British Columbia, with who he is in charge of strategic planning.

Summary of previous 5 years work experience:

     - October 2003 to Present: COO of YzApp International Inc., Langley, British Columbia, Canada. Supporting the Founder/CEO in all activities and participating in all operational aspects of the firm as well as corporate strategy decisions, of a software company providing Internet ASP solutions. The leader in identification and development of strategic alliances. Directly responsible for all sales, marketing and communications programs. Acting CTO leading the software development team as well as leading testing, deployment and software enhancement efforts. Established all sales and customer service initiatives including lead creation, tracking, solicitation, training and technical support.

     - May 2001 to Present: COO of YzApp Solutions Inc., Langley British Columbia, Canada. YzApp Solutions was a software company providing Internet ASP solutions. COO was responsible for establishing sales and customer service initiatives including lead creation, tracking, solicitation, training and technical support.

     - January 1999 to May 2001: Director, Recording Secretary, Vice-President Marketing of Knexa.com Enterprises Inc., Vancouver British Columbia, Canada. As a member of the Board of Directors, co-ordination of alliances to establish a new E-commerce sector, Knowledge Exchanges, including strategic alliances in Australia, Asia, Europe and the United States. As Recording Secretary/Board Member intimately involved in all aspects of the operation of CDNX listed public company. In the capacity as VP Marketing, directly responsible for the development and execution of all marketing and communications programs. In addition, personally created and established new Internet marketing programs including a new business model, Knowledge Agencies. In early phases of the project, also led the technical team in the creation and development of software and Internet applications. Established all sales and customer service initiatives including lead creation, tracking and development. Key solicitor for all sales and alliance activities.

     - August 1996 to December 1998: District Manager at Entertainment Publications Ltd., Vancouver British Columbia, Canada. Responsible for acquisition, servicing and retention of community groups and organizations selling Entertainment coupon books and related products, with total district sales of $1.9 million. Management of sales and sales support positions. Co-ordination of public relations/advertising alliances with print, radio and television. Development of sales and marketing strategies as well as new product introduction.

     - March 1983 to Present: March, 1983 - Present SILVER DRAGON ENTERPRISES LTD., Langley, B.C. President/Sole Owner Providing marketing and development expertise on a contract basis to corporate, government and non-profit sector clientele ranging from the British Columbia Ministry of Municipal Affairs, Recreation & Culture to the Vancouver Maritime Museum.

Mr. Lacey, a retired Canadian business executive, has returned from retirement and has been living in Canada for the past 3 years. Prior to this, he resided in the Grand Bahamas for 6 years. He has used his connections throughout North America to assist Canadian and American start-up companies.

Summary of previous 5 years work experience:

     - March 2003 to Present: Director of YzApp International Inc., Langley, British Columbia, Canada. As a Director responsible for the policies of the organization and the recruitment and supervision of the senior staff members.

     -    October 2003 to Present: Director of YzApp Solutions Inc., Langley

     British Columbia, Canada. As a Director responsible for the policies of the organization and the recruitment and supervision of the senior staff members.

     - March 2001 to December 2002: Director and consultant for STI Street

     Light Technologies, Victoria British Columbia, Canada. STI Street Light Technologies is involved in the creation of new energy and systems management products for the lighting industry.

     - 1995 to March 2001: Retired, Grand Bahamas

                 Security Ownership of Certain Beneficial Owners
                                and of Management

The following table sets forth the persons known to us as beneficially owning more than five percent (5%) of the 10,787,786shares which are presently outstanding. The table also shows the number of shares of common stock beneficially owned as of June 2004, by each individual directors and executive officers and by all directors and executive officers as a group.

                                                         Percentage Ownership
Name/Address*         Title                   Shares    Prior to/After Offering
-------------         -----                   ------    -----------------------
Brian Jaggard         Pres., CEO,          1,025,000(1)        9.50/7.43
6584 Willoughby Way   CFO, Director
Langley BC Canada

Douglas Dunn          COO, Director          274,000           2.54/1.99
Suite 48              Secretary
8863 216th St
Langley BC Canada

Carl Lacey            Director                 NONE
Suite 308
2025 Oak Bay
Victoria BC
Canada

Officers & Directors]
(3 Individuals)                            1,299,000          12.04/9.42

Silver Top Development Company (Trust)     4,000,000 (1)      37.08/29.01
c/o Venture Charters Assoc. Inc. (Trustee)
P.O. 30357
Laughlin, NV
USA


* The address for the officers and directors is that of YzApp International Inc., 6584 Willoughby Way, Langley, B.C., Canada V2Y 1K4

(1) Silver Top Development Company is a charitable trust established by Mr. Jaggard for which he disclaims any control or beneficial ownership. Mr. Jaggard as the Settlor of the Trust is deemed the beneficial owner of the 4,000,000 shares as defined by the U.S. Securities and Exchange Commission beneficial ownership regulations. The trustee, Venture Charters Assoc. Inc. is independent of any control by Mr. Jaggard. Mr. Jaggard is not directly or indirectly a beneficiary of the trust and Mr. Jaggard disclaims beneficial ownership of these shares.

                             Executive Compensation

Summary Compensation Table

The following table shows for the fiscal year ending July 31, 2003, the compensation awarded or paid by YzApp to its Chief Executive Officer and any of the executive officers whose total salary and bonus exceeded $100,000 US during such year:

                           SUMMARY COMPENSATION TABLE
---------------------------------------------------------------------- -------------------------------------- ----------
                                                                              Long Term Compensation
-------------------------------- ------------------------------------- -------------------------- ----------- ----------
                                         Annual Compensation                    Awards            Payouts
------------------------ ------- ------------ ----------- ------------ ------------ ------------- ----------- ----------
                                                             Other                                               All
                                                            Annual     Restricted    Securities                 Other
  Name and Principle                                         Comp-        Stock      Underlying      LTIP       Comp-
       Position                    Salary       Bonus      ensation     Award(s)    Option/SARs    Payouts    ensation
                          Year       ($)         ($)          ($)          ($)          (#)          ($)         ($)
------------------------ ------- ------------ ----------- ------------ ------------ ------------- ----------- ----------
Brian Jaggard
President, COO           2003     $32,608        0            0            0             0           0           0
------------------------ ------- ------------ ----------- ------------ ------------ ------------- ----------- ----------

     No other executive officer earned more than $100,000 US during the most recent fiscal year.

Employment Agreements and Executive Compensation

YzApp does not have written employment agreements with its executive officers. Brian Jaggard, the President and Chief Executive Officer is paid cash compensation at the rate of $48,000, per annum.

Compensation of Directors

Directors are entitled to receive reimbursement for all out-of-pocket expenses incurred for attendance at Board of Directors meetings. We have not authorized a reimbursement of out of pocket expenses incurred for the attendance at Board of Directors meetings. However it is a verbal policy of the board that any such expenses would be limited to a maximum of $500.

Other Arrangements

YzApp has the YzApp International Inc., 2003 Stock Option Plan that was adoptedon October 2003. The purpose of the Plan is to advance the business and development of YzApp and its shareholders by affording to the employees, directors and officers of YzApp the opportunity to acquire a proprietary interest in YzApp by the grant of Options to such persons under the Plan's terms. The 2003 Plan reserved 2,000,000 shares for grant or issuance upon the exercise of options granted under the plan. As of June 30, 2004, no options have been granted under the plan. Stock Options under the Plan will be granted by the Board of Directors or a Compensation Committee of the Board of Directors. The exercise prices for Options granted will be at the fair market value of the common stock at the time of the grant if a public market develops for the common stock or not less than the most recent price at which YzApp had sold its common stock.


Termination of Employment and Change of Control Arrangement

There is no compensatory plan or arrangement with respect to any individual named above which results or will result from the resignation, retirement or any other termination of employment with YzApp, or from a change in the control of YzApp.

                    Transactions with Management and Founders

In September 2003, the shareholders of YzApp Solutions Inc., a Canadian Business Corporation organized under the federal laws of Canada agreed to exchange 100% of the common stock of the Canada corporation for 9,520,000 shares of the common stock in the Nevada corporation, YzApp International Inc.

Brian Jaggard and Douglas Dunn are the founders and Mr. Jaggard is the major shareholder of the Canadian corporation. Brian Jaggard and Douglas Dunn are also the founders of YzApp International Inc., and Mr. Jaggard is the major shareholder. Brian Jaggard received 1,025,000 shares, Douglas Dunn received 274,000 shares. , and Michael Smallwood, the former secretary received 10,000 shares as a result of the exchange.

Mr. Dunn is receiving compensation of approximately $3,250 monthly in cash for his services to the company. Mr. Dunn may elect to receive shares in lieu of cash at the current offering price of the shares. In addition, Mr. Dunn is compensated with additional shares from time to time. The total number of shares issued to Mr. Dunn is 274,000.

During 2001, Brian Jaggard transferred 8,000,000 of his shares to Silver Top Development Company for the purposes of establishing a charitable trust. The trustee is Venture Charters Association Inc. of Laughlin, Nevada. These shares were exchanged as part of the September 2003 2:1 reorganization. Silver Top Development Company trust now holds 4,000,000 shares in the company.

Indemnification of Officers and Directors From Liability under the Securities Act of 1933

The YzApp By-Laws permit YzApp to indemnify and hold harmless its officers and directors from any liability and expenses incurred by them as a result of being an officer or director. This right of indemnity would include any liability arising under the Securities Act of 1933. However, in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is unenforceable. In the event that a claim for indemnification against liabilities under the Securities Act is asserted by an officer or director in connection with the securities offered by this prospectus, YzApp will submit the question whether such indemnification by it is against public policy to a court of appropriate jurisdiction and will be governed by the final adjudication of such issue. Submitting the question of indemnity for Securities Act liability to a court will not occur in the case of the payment of expenses incurred in the successful defense of any action, suit or proceeding or if in the opinion of its counsel the matter has been settled by controlling precedent.


                                 Transfer Agent

The Transfer Agent with respect to the Shares is Pacific Stock Transfer Company, 500 E. Warm Springs Road, Ste 240 Las Vegas, NV 89119 (702) 361-3033.


                                  Legal Matters

The legality of the Securities of YzApp offered will be passed on for us by Dennis Brovarone, Attorney at Law, Littleton, Colorado.

                              Independent Auditors

The balance sheet as of July 31, 2003 and the related statements of operations, shareholders equity, and cash flows for the fiscal period ended July 31, 2003, have been included herein in reliance on the report of N.I. Cameron Inc., Chartered Accountants given on the authority of that firm as experts in auditing and accounting.

                Management's Discussion and Analysis of Financial
                        Statements and Plan of Operation

Our operation activities are related primarily to the research, development and marketing of our interactive credit application called the Intelligent Credit Application or "ICA". There are two versions of this application, one for use by retailers and financial institutions and another simplified version for consumers or those unfamiliar with computers or software. These two versions are called the ICA Business Office also known as SalesMax and the ICA Weblink respectively.

This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions. We are a start-up stage corporation and have not started operations or generated or realized any significant revenues from our business operations.

Any company such as ours faced with liquidity pressures can be expected to make internal adjustments to maximize near-term cash flow. We are addressing internal sources of liquidity as follows. Executive salaries are being reduced. Current shareholders, friends and family are providing expertise at no charge in several areas. We are extracting cash from working capital by extending our payment cycle with suppliers or entering into agreements deferring payments altogether pending stronger cash flows. We have also reduced over all operational cost via relocation of our server and other elements of our operation. We are reducing capital expenditures by delaying the purchase of equipment such as additional servers and other hardware.

Our auditors have issued a going concern opinion. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues with our basic product offering and no revenues are anticipated until we complete the development of our website and source out customers to buy our products. We believe the technical aspects of our software are sufficiently developed to use for our operations at present. Additional customised versions can be available within 90 days from the completion of our offering.

We rely on third parties to market and sell our products. We currently maintain an agreement with a third-party The Sawka Group, regarding the marketing and distribution of our software (see Appendix for copy of agreement). We anticipate our current sales commitments will begin cash flow this year. However, this may not occur in the event that the commercial introduction of the software is delayed or other problems occur. Accordingly, we must raise cash from sources other than operations. Our only other sources for cash at this time is investments by others in our company and some revenue from consulting fees. We must raise cash to implement our project and continue our operations. Even if we raise the maximum amount of money in this offering, we do not know how long the money will last, however, we do believe it will last twelve months.

We will not begin customization of the existing software until we raise money from this offering unless the cost of the customization is advanced by a customer. If the cost of the customization is advanced by the customer, we expect to enter into an agreement to provide the customized version exclusively to that customer for the recreational equipment market. We will retain the right to market other versions of the software for non recreational equipment markets and for recreational equipment markets outside Canada.

We rely heavily on the support of our software outsourcing company, Inglenet Solutions. This company is owed the balance of $135,000 for the original cost of software development. To secure our indebtedness to them, they hold the source code. This means that we are unable to make significant changes in the software without their participation. Until we have satisfied this debt, we are required to use their development team for upgrades and customization. This limits our ability to search for competitive quotes or to make any changes or modifications with internal software engineers. There is no payment schedule, however, if we raise sufficient funds in this offering, we will make arrangements to satisfy this indebtedness and exclusively hold the source code.

If we are unable to; secure a suitable arrangement with our software outsourcing firm for upgrades and customization or enough customers willing to buy the products at higher than the cost of our fixed and variable expenses, we may quickly use up the proceeds from the minimum amount of money from this offering and will need to find alternative sources, like a second public offering, a private placement of securities, or loans from our officers or others in order for us to maintain our operations. At the present time, we have not made any arrangements to raise additional cash, other than through this offering. If we need additional cash and cannot raise it we will either have to suspend operations until we do raise the cash, or cease operations entirely.

If we raise the minimum amount of money from this offering, it will last a year but with limited funds available to develop growth strategy. If we raise the maximum amount, we believe the money will last a year and also provide funds for growth strategy. If we raise less than the maximum amount and we need more money we will have to revert to obtaining additional money as described in the paragraph above. Other than as described, we have no other financing plans.

Critical Accounting Policies And Estimates

The SEC has recently issued Financial Reporting Release No. 60, "Cautionary Advice Regarding Disclosure About Critical Accounting Policies" ("FRR 60"), suggesting companies provide additional disclosure and commentary on those accounting policies considered most critical. A critical accounting policy is one that is both very important to the portrayal of our financial condition and results, and requires management's most difficult, subjective or complex judgments. Typically, the circumstances that make these judgments difficult, subjective and/or complex have to do with the need to make estimates about the effect of matters that are inherently uncertain. We believe the accounting policies below represent our critical accounting policies as contemplated by FRR
60. See Note 2 of the Notes to Consolidated Financial Statements for a detailed discussion of these and other accounting policies.


Allowances for Doubtful Accounts Receivable.

We evaluate our accounts receivable to determine if they will ultimately be collected. This evaluation includes significant judgements and estimates, including an analysis of receivables aging and a review of large accounts. If, for example, the financial condition of our customers deteriorates resulting in an impairment of their ability to pay or a pattern of late payment develops, allowances may be required.

Provisions For Obsolescence

We may need to record a provision for estimated obsolescence for the software developed to date. Our estimates would consider the cost of the software development to date, new developments within the industry and our historical experience. If there are changes to these estimates, provisions for software obsolescence may be necessary.

Results From Operations

For the period from August 24, 2000 to July 31, 2001, July 31, 2002 and July 31,2003 and for the nine months ended April 30, 2004

Since the company is in the start-up phase of operations, sales and revenues have been insignificant. The company is anticipating that it will move from a research and development stage to a commercial stage in the fiscal 2004 period.

Revenue for the period between August 24, 2000 and July 31, 2001 were $2,060 compared to $729 for the 2002 period, and $0 for the 2003 period. Revenue for the nine months ended April 30, 2004 was also $0. Our sales were primarily from one customer to prepare a Product Requirements Document. This customer experienced difficulties with suppliers within his industry and defaulted on the second half of his payment in November 2002. These difficulties appear to have been resolved and the company has collected the second half of the payment over the past six months.

Operating expenses for the period ending July 31, 2003 were $279,404, down from $304,757 in the 2002 period. We issued over 1,450,000 shares. Operating expenses for the nine months ended April 30, 2004 were $74,552 with sales and marketing expense of $38,495 representing approximately 52% of the operating expenses.

The net loss for the period between August 24, 2000 and July 31, 2001 was $193,231 compared to $303,764 for the 2002 period, and $244,749 for the 2003 period. Revenue for the nine months ended April 30, 2004 was no revenue. As mentioned earlier the company is in the start-up phase of operations and is completing User Acceptance Testing with a limited client base, sales and revenues have been insignificant there for we have had consecutive net losses over all reporting periods presented.

Research and Development (R&D) expenditures decreased during the comparative fiscal periods provided as we awaited the results of User Acceptance Testing, which while an important element in the R&D efforts of the firm, required little in the way of cash expenditures. As we enter new phases of the firms development increased R&D expenditures can be expected.


Plan Of Operations

Assuming we raise the minimum amount in this offering, we believe we can satisfy our cash requirements during the next 12 months. We will continue to conduct product research and development. We do not expect to purchase or sell plant or significant equipment. Further we do expect to increase the number of employees. Upon completion of our public offering, our specific goal is to develop and customize our software internally for introduction to other markets and international expansion. We intend to accomplish the foregoing through the following milestones:

1. Complete our public offering. We believe that we will raise sufficient capital to begin our operations. We believe this could take up to 180 days from the date the Securities and Exchange Commission declares our offering effective. We will not begin expanded operations until we have closed this offering. We intend to concentrate the majority of our efforts on raising as much capital as we can during this period. The steps below can be completed even without full subscription to the offering. Obtaining 25% of the full offering, as outlined on the Use of Proceeds, would allow us to complete steps 2 and 3 below. Marketing and Promotion could then be reduced to small highly targeted programs that would take place cash flow would allow.

2. After completing the offering, we will immediately extinguish our indebtedness to our software outsourcing company, Inglenet Solutions. We do not intend to expand office space or purchase significant additional equipment. We may enter into long term contracts for software engineering services from our current outsource firm or hire internal software engineers. We have already completed a review of all firms suitable for the modification and enhancement of our software and have the first draft of our Product Requirements Document (PRD) for Version 2 as well as the US modifications. These two PRD's will be finalized once User Acceptance Testing is concluded. Our officers and directors will handle our administrative duties with the majority being handled by the COO Douglas Dunn. A detailed breakdown of the cost of operating our office is set forth in the Use of Proceeds section of this prospectus.

3. After completing the offering, product research and development will take the form of feedback from a limited number of customers. This is referred to as User Acceptance Testing. The purpose of User Acceptance Testing is to document improvements and modifications we would like to incorporate in the software. Once User Acceptance Testing is completed then the current management team can document the necessary modifications and contract with a software programming company to modify the software. User Acceptance Testing has been ongoing for the last several quarters and is nearing conclusion.

4. After completing our offering, promotion and marketing of our products will take place in two ways. Our existing senior management will handle all promotion, marketing and sales to financial institutions. We intend to contact and negotiate with large financial institutions to use our software to improve their current decision-making process. Discussions have already commenced with E-Lending Interchange the firm handling electronic interfacing with two of the largest financial institutions in Canada, The TD Canada Trust and Scotiabank. Additionally, we will offer our software to smaller financial institutions as a method to channel more credit offerings to their branches than is currently possible.

The second avenue in our promotion and marketing plan is the recruitment of key organizations in different market verticals to act as our agents in both Canada and the United States. We have signed one contract with the Sawka Group of Companies to provide our software to the recreational equipment dealer market in Canada, we intend to enter into agreements with similar companies in non-competitive market segments such as mortgage brokering, heavy equipment, retail electronics, etc. We believe we should have additional contracts signed within 90 days of completion of this offering including an agent to represent us in the recreational equipment sector in the United States.

The execution of additional contracts with suppliers and the development of the software will be ongoing during the life of our operations. As more products are added and as our customer base expands, we will have to be continually upgrading the software. We believe that it will cost up to $100,000 to customize various versions of the software and an additional one-time cost of $149,000 to modify the software for access to 85 additional credit bureaus. Once we have customized the software for access to 85 additional credit bureaus, we will be able to launch our products into the USA and most Western markets. The initial operation of the software is now ready and a customized version specifically for use by Recreational Equipment dealers was launched on November 10, 2003. We are currently installing the software directly into recreational equipment dealers in Canada as directed by the Sawka Group of Companies in partnership with Bombardier Canada. In addition to offering software services, we will pass on the results of our software analysis to financial institutions for comparison to their existing systems.

5. As soon as our software is operational at a core group of recreational equipment dealers, we will begin to market our software in the United States and in Canada through alliances with suppliers to the financial services industry. We estimate that it will require 12 months to fully implement our software in the Recreational Equipment sector. Initially, we will focus on ensuring our software is operational in 146 dealers within 12 months after completion of this offering. We require the funds from this offering prior to expanding our customer base so that we ensure we can service our customer base. We intend to target manufacturers of recreational equipment in Canada and the United States as well as financial institutions that service recreational equipment dealers. We believe that it will cost a minimum of $94,500 for our marketing campaign. If we raise the maximum amount of proceeds from the offering, we will devote an additional $418,500 to our marketing program. Marketing is an ongoing matter that will continue during the life of our operations. We also believe that we should begin to see results from our marketing campaign within 30 days from its initiation, or 90 days from receipt of necessary funding.


6. Part of our marketing program includes finding and securing contracts with experienced agents. The recreational equipment and financing industries have large numbers of experienced agents and consultants. Sourcing customers may consist of cold calls to manufacturers, leveraging contacts with existing dealers, and contractual relationships with financial institutions. This process will start as soon as funding is available and will be ongoing during the life of our operations. Sourcing customers may consist of telephone surveys and may contain questions that would determine the marketing approach and acceptability of specific products. It will also involve research into existing customers and leveraging their deal flow and finance sources. That is by having clients who are running a large dollar value of deals through our system, lenders will be more inclined to adopted our solution, since their customer is already using it, and the low cost/ease of use of system would allow the lender the opportunity to capture a greater volume of that YzApp clients' deal flow.

7. Within 90 days from the initial launch of customized Recreational Equipment version of the ICA, we believe that we will have enough revenues to cover our operating costs, not including upgrades and continued research and development.

8. Once the software is fully implemented in the Recreational Equipment sector; we intend to expand operations into the United States. We intend to hire at least one consultant/agent working and living in the United States for this purpose. The consultant/agent will be responsible for securing contracts with US Recreational Equipment dealers and financial institutions.

In summary, we should be in full operation and our software submitting credit applications to financial institutions within 90 days of completing our offering. We estimate that we will generate enough revenue within 180 days to cover the fixed and variable cost of operations.

Until our software is processing a large number of credit applications, we do not believe that large financial institutions will be interested in taking advantage of the full capabilities of our product. We believe, however, that once our software is processing a large number of credit applications and we have developed at significant base of dealership customers, large financial institutions will find it in their best interests to contribute to the cost of software development and links to their proprietary systems.


Year Ended July 31, 2003 And 2002

Fiscal Revenue

Our company, as a development stage enterprise, has received negligible revenues for 2002 and some revenues from the Sawka Group of Companies so that we could modify our existing software product for use by the Sawka Group. The modified version is known as SalesMax. We received $34,655 from the Sawka Group in our fiscal 2003 as their contribution to those modifications.

Operating Expenses

Our operating expenses were $304,493 and $244,749 in 2002 and 2003 respectively. There was a net loss of $303,764 in 2002 compared to a net loss of $244,749 in 2003.


Liquidity And Capital Resources

We sold 1,451,250 shares of common stock to investors in our fiscal year ended July 31, 2003 for services valued at $91,991. While we are in a working capital deficiency, there are several mitigating factors. We have taken near-term cash flow conservation measures mentioned in the Statements and Plan of Operations, for example our monthly current liabilities have been slashed to only $1,000 per months with $700 per month of that due to GE Capital for lease of our server. The lease on the server will conclude in six months. Adding the estimated offering costs of $27,121 our cost of operations for the balance of the year we fully expect to cover these costs from cash flow on consulting services and a pledge of shareholder loans from officers if required. We anticipate utilizing approximately $256,500 in the next twelve months to attempt to increase the sales of our products by customizing our software product for the US market. In the Use of Proceeds table, the $256,000 figure is arrived at by combining three items;

     1.   ICA Version 2 & US modifications
     2.   Com interface for Additional Credit Bureaus
     3.   part of the Offering & Operation - hard costs & staff

The reduction between the 50% and 75% expenditure scenarios for the line item ICA Version 2 & US modifications reflect that when we exceed the 50% funding level we will hire a new staff person instead of outsourcing. . On the table, this shows as an increase in Offering & Operations - hard costs & staff figures. There can be no assurance that such expenditures will result in significant increase in the sales of our product.

Off Balance Sheet Arrangements

We have not entered into any Off Balance Sheet Arrangements or transactions.


Special Note Regarding Forward-Looking Statements

Some of the statements contained in this document discuss future expectations, contain projections of future operations or state other "forward-looking" information. These statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and is derived using numerous assumptions. Important factors that may cause actual results to differ from projections include, for example:

     o The success or failure of management's efforts to implement our business strategy;
     o    The uncertainty of demand for our products;
     o    Introduction of competitive products which may be superior to ours;
          and
     o Our ability to attract and retain key software engineers and quality employees

Financial Statements.



INDEX TO FINANCIAL STATEMENTS


Independent Auditors' Report                                              F-1

Consolidated Balance Sheets                                               F-2

Consolidated Statements of Operations                                     F-3

Consolidated Statements of Stockholders' Equity (Deficit)                 F-4

Statements of Cash Flows                                                  F-5

Notes to Consolidated Financial Statements                                F-6


[PLEASE NOTE THAT ALL PREVIOUSLY FILED FINANCIAL STATEMENTS AND
 NOTES HAVE BEEN DELETED]

                            YzApp International Inc.
                        (a development stage enterprise)
                        Consolidated Financial Statements
                 April 30, 2004, July 31, 2003 and July 31, 2002

                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Stockholders
YzApp International Inc.


We have audited the accompanying consolidated balance sheets of YzApp International Inc. (a development stage enterprise) as of July 31, 2003 and 2002, the related consolidated statements of operations, stockholders' equity and cash flows for the two years then ended and for each of the periods from August 24, 2000 (date of incorporation) to July 31, 2003. The financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the Standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of July 31, 2003 and July 31, 2002, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles used in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has experienced accumulated losses and has had no material revenue producing operations to date. The Company's ability to continue as a going concern is dependent upon its ability to raise additional capital, achieve profitable operations or to merge with a revenue producing venture partner. These matters raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                               N.I Cameron Inc.   (signed)
                                               ---------------------------
VANCOUVER, BC                                  CHARTERED ACCOUNTANTS
February 16, 2004
(except for notes 6 and 12 which are at June 23, 2004)


                            YzApp International Inc.
                        (a development stage enterprise)
                           Consolidated Balance Sheets

                           (expressed in U.S. dollars)

                                     ASSETS
                                                                                                   July 31 2002
                                                                          April 30 2004  July 31    (restated -
                                                                           (unaudited)     2003       note 12)
                                                                          ------------- ----------   ---------
CURRENT ASSETS
     Cash                                                                    $  27,909   $  33,245   $  13,082
     Accounts receivable                                                            --      20,113          --
     Other receivables - taxes                                                   6,293      12,948       3,636
     Prepaid expenses                                                               --       4,162       3,187
                                                                             ---------   ---------   ---------
TOTAL CURRENT ASSETS                                                            34,202      70,468      19,905

PROPERTY, PLANT AND EQUIPMENT, (Notes 2, 4 and 5)                               16,003      20,617      23,288
SOFTWARE DEVELOPMENT COSTS, (Note 2)                                            32,031      14,237      12,635
                                                                             ---------   ---------   ---------

TOTAL ASSETS                                                                 $  82,236   $ 105,322   $  55,828
                                                                             =========   =========   =========

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
     Accounts payable and accrued liabilities                                $ 249,240   $ 217,339   $ 136,027
     Current portion of long-term debt (Note 5)                                  4,783       5,715       4,920
                                                                             ---------   ---------   ---------
TOTAL CURRENT LIABILITIES                                                      254,023     223,054     140,947

LONG-TERM DEBT (Note 5)                                                          2,483       3,559       8,230
                                                                             ---------   ---------   ---------

TOTAL LIABILITIES                                                              256,506     226,613     149,177
                                                                             ---------   ---------   ---------

STOCKHOLDERS' DEFICIT
   Capital Stock (Note 7)
       Authorized:
         50,000,000 common shares with a par value of $0.001 each 1,000,000 preferred shares with a par value of $0.001 each
       Issued:
         10,787,786 common shares (July 31, 2003 - 10,748,500,  July 31         10,788      10,749       8,069
           2002 - 8,068,750 shares)
   Additional paid in capital                                                  630,591     618,880     395,319
   Deficit accumulated during the development stage                           (803,051)   (741,744)   (496,995)
   Comprehensive Income (Loss)                                                 (12,598)     (9,176)        258
                                                                             ---------   ---------   ---------

TOTAL STOCKHOLDERS' DEFICIT                                                   (174,270)   (121,291)    (93,349)
                                                                             ---------   ---------   ---------

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                                  $  82,236   $ 105,322   $  55,828
                                                                             =========   =========   =========
COMMITMENTS (Note 10)


   The accompanying notes are an integral part of these financial statements.


                            YzApp International Inc.
                        (a development stage enterprise)
                      Consolidated Statements of Operations

                           (expressed in U.S. dollars)


                                                                                                                Period from
                                                                                                              August 24, 2000
                                            Nine Months      Nine Months                       Year Ended       (date of
                                               Ended            Ended                        July 31, 2002    incorporation)
                                          April  30, 2004   April 30, 2003    Year Ended       (restated -   to April 30, 2004
                                            (unaudited)      (unaudited)     July 31, 2003    see note 12)      (unaudited
                                           ------------      -----------     -------------   -------------   --------------
EXPENSES
    Software development costs                       -                 -                -          136,138         278,334
    Sales and marketing consulting              19,077           109,313          147,124           46,716         212,917
    Management fees (note 3)                     7,504            31,209           32,608           17,834          57,946
    Professional fees                            8,753             8,738           19,941            8,870          40,649
    Website    hosting   and   server            7,770             5,519           16,834           10,986          35,590
    management
    Marketing                                        -                 -                -           24,273          32,479
    Travel                                       6,108             4,065            5,083           13,264          29,249
    Technical support                            8,000             7,807           10,409            5,751          24,160
    Bank charges and interest                    1,050            12,235           20,944              961          23,142
    Office                                       3,938             5,129            6,193            5,912          19,386
    Conferences                                      -                 -              285           15,620          16,668
    Automobile                                   2,132             2,838            4,385            3,313          12,234
    Feasibility study                                -                 -                -                -          11,814
    Wages and benefits                               -                 -                -                -          10,554
    Internet and telephone                       2,164             2,034            3,327            2,977          10,510
    Advertising and promotion                      829             1,792            2,439            3,571          10,111
    Insurance                                      500               478              760              707           2,679
    Interest on long-term debt                     700               710              947              739           2,610
    Dues and subscriptions                         415               281              739              473           2,263
    Loss on disposal of equipment                    -                 -                -            2,017           2,017
    Depreciation                                 5,612             4,028            7,386            4,635          18,692
                                           -----------       -----------      -----------      -----------     -----------

                                                74,552           196,176          279,404          304,757         854,004
                                           -----------       -----------      -----------      -----------     -----------

Less - expense recoveries                     (13,245)          (32,962)         (34,655)            (264)        (48,164)
     - interest and other revenue                    -                 -                -            (729)         (2,789)
                                           -----------       -----------      -----------      -----------     -----------

                                              (13,245)          (32,962)         (34,655)            (993)        (50,953)
                                           -----------       -----------      -----------      -----------     -----------

                                                61,307           163,214          244,749          303,764         803,051
                                           -----------       -----------      -----------      -----------     -----------
LOSS FROM OPERATIONS FOR THE PERIOD        $   (61,307)      $  (163,214)     $  (244,749)     $  (303,764)    $  (803,051)
                                           ===========       ===========      ===========      ===========     ===========

Loss per share - basic and diluted         $    (0.01)       $    (0.02)      $    (0.03)      $    (0.04)
                                           ===========       ===========      ===========      ===========

Weighted  average  number  of  common
shares outstanding                          10,775,000         8,953,000        9,405,000        7,649,000
                                           ===========       ===========      ===========      ===========



   The accompanying notes are an integral part of these financial statements.


                            YzApp International Inc.
                        (a development stage enterprise)
            Consolidated Statements of Stockholders' Equity (Deficit)

                           (expressed in U.S. dollars)



                                                                                        Deficit
                                        Capital Stock                                Accumulated in
                                                           Additional                    the            Total
                                    Number of               Paid in    Comprehensive  Development    Stockholders'
                                     Shares      Amount     Capital    Income (Loss)    Stage          Equity
                                  ----------- ----------- -----------  ------------- -------------- -------------
Founder's shares issued for cash    5,250,000  $    5,250  $   (5,108)  $        --   $         --   $       142
Shares  issued for cash -
 February 2001                      2,250,000       2,250     222,155            --             --       224,405
Net loss for the period                    --          --          --            --       (193,231)     (193,231)
Foreign Currency Translation               --          --          --          (450)            --          (450)
                                   ----------  ----------  ----------   ------------   -----------   -----------

Balance, July 31, 2001              7,500,000       7,500     217,047          (450)      (193,231)       30,866

Common stock issued for cash -
 October 2001                         150,000         150      95,319            --             --        95,469
Common  stock issued for cash -
 April 2002                           100,000         100      63,135            --             --        63,235
Common  stock issued for services -
 July 31, 2002                        318,750         319      19,818            --             --        20,137

Net loss for the year                      --          --          --            --       (303,764)     (303,764)

Foreign Currency Translation               --          --          --           708             --           708
                                   ----------  ----------  ----------   ------------   -----------   -----------

Balance, July 31, 2002              8,068,750       8,069     395,319           258       (496,995)      (93,349)

Common  stock issued for services -
  December 2002                     1,451,250       1,451      90,540            --             --        91,991
Common stock issued for services -
  March 2003                        1,152,500       1,153     114,097            --             --       115,250
Common  stock issued for cash -
  April 2003                           76,000          76      18,924            --             --        19,000

Net loss for the year                      --          --          --            --       (244,749)     (244,749)

Foreign Currency Translation               --          --          --        (9,434)            --        (9,434)
                                   ----------  ----------  ----------   ------------   -----------   -----------

Balance, July 31, 2003             10,748,500      10,749     618,880        (9,176)      (741,744)     (121,291)

Common stock  issued for cash -
  October 24, 2003                     20,000          20       4,980            --             --         5,000
Common stock  issued for cash -
  October 31, 2003                     14,286          14       4,986            --             --         5,000
Common stock  issued for cash -
  November 22, 2003                     5,000           5       1,745            --             --         1,750

Net loss for the nine  month period        --          --          --            --        (61,307)      (61,307)

Foreign Currency Translation               --          --          --        (3,422)            --        (3,422)
                                   ----------  ----------  ----------   ------------  ------------   -----------
Balance, April 30, 2004
(unaudited)                        10,787,786  $   10,788  $  630,591   $   (12,598)  $   (803,051)  $  (174,270)
                                   ==========  ==========  ==========   ============  ============   ===========

 See notes 6 and 7 for retroactive adjustments due to a recapitalization of the
                    Company and 50 new for 1 old stock split


   The accompanying notes are an integral part of these financial statements.


                            YzApp International Inc.
                        (a development stage enterprise)
                            Statements of Cash Flows

                           (expressed in U.S. dollars)


                                                                                                                      Period from
                                                                                                                    August 24, 2000
                                                   Nine Months      Nine Months                     Year Ended         (date of
                                                      Ended            Ended                       July 31, 2002     incorporation)
                                                 April 30, 2004   April 30, 2003   Year Ended      (restated -     to April 30, 2004
                                                   (unaudited)      (unaudited)   July 31, 2003     see note 12)        (unaudited)
                                                 --------------   --------------  -------------   ----------------  ---------------
Cash  Flows  Provided  by (Used  in) Operating
Activities
    Net loss                                       $ (61,307)       $(163,214)      $(244,749)        $(303,764)      $(803,051)
    Adjustments  to  reconcile  net loss to net
    cash used in operating activities
         Depreciation                                  5,612            4,028           7,386             4,635          18,692
         Loss on disposal of equipment                    --               --              --             2,017           2,017
         Expenses paid with common stock                  --           91,991          91,991            19,664         111,655
    Changes in operating assets and liabilities
         Accounts receivable                          20,113          (25,439)        (20,113)               --              --
         Other receivables - taxes                     6,655           (7,633)         (9,102)            7,633          (6,360)
         Prepaid expenses                              4,162             (272)           (571)            1,233             269
         Accounts payable                             30,477              (71)         64,714           127,960         232,102
                                                   ---------        ---------       ---------         ---------       ---------

    Net cash  provided  by (used in)  operating
    activities                                         5,712         (100,610)       (110,444)         (140,622)       (444,676)
                                                   ---------        ---------       ---------         ---------       ---------

Cash Flows Used in Investing Activities
     Purchase of property, plant and equipment            --            1,523          (2,107)          (24,197)        (33,478)
     Software development costs capitalized          (17,794)              --              --           (12,738)        (30,532)
                                                   ---------        ---------       ---------         ---------       ---------

     Net cash used in investing activities           (17,794)           1,523          (2,107)          (36,935)        (64,010)
                                                   ---------        ---------       ---------         ---------       ---------

Cash  Flows  Provided  by (Used  in)  Financing
Activities
     Proceeds from issuance of common stock           11,750          134,250         134,250           158,704         529,251
     Advances from (to) stockholder                       --               --              --           (13,246)            325
     Net increase (decrease) in long-term debt        (3,508)          (3,878)         (5,204)            7,673           4,683
                                                   ---------        ---------       ---------         ---------       ---------

     Net cash provided by financing activities         8,242          130,372         129,046           153,131         534,259
                                                   ---------        ---------       ---------         ---------       ---------

Effect of Exchange Rate Changes on Cash               (1,496)            (497)          3,668               578           2,336
                                                   ---------        ---------       ---------         ---------       ---------

Net Increase (Decrease) in Cash                       (5,336)          30,788          20,163           (23,848)         27,909

Cash at Beginning of Period                           33,245           13,082          13,082            36,930              --
                                                   ---------        ---------       ---------         ---------       ---------

Cash at End of Period                              $  27,909        $  43,870       $  33,245         $  13,082       $  27,909
                                                   =========        =========       =========         =========       =========
Supplemental information
    Interest paid                                  $   1,106        $  13,775       $  21,400         $   1,544       $  24,279
    Income taxes paid                                     --               --              --                --              --
                                                   =========        =========       =========         =========       =========
Non-cash  financing  activities - common shares
issued for services                                $      --        $  91,991       $  91,991         $  20,137       $ 112,128
                                                   =========        =========       =========         =========       =========

   The accompanying notes are an integral part of these financial statements.

                            YzApp International Inc.
                        (a development stage enterprise)
                   Notes to Consolidated Financial Statements

                           (expressed in U.S. dollars)


1.   DEVELOPMENT STAGE COMPANY

     YzApp International Inc. (the "Company") was incorporated in the State of Nevada on December 26, 2002. Effective October 15, 2003, the Company acquired all the outstanding common stock of Yzapp Solutions Inc. ("Solutions"), a Company under common control. Prior to the acquisition the Company was a non-operating shell corporation with nominal net assets. The acquisition is a capital transaction in substance and therefore has been accounted for as a reverse acquisition. (See note 6)

     The Company is based in Vancouver, British Columbia, Canada and its principal business is the development of software allowing the Company to act as an application service provider acting as a conduit between retailers and financial institutions.

     The Company is in the development stage and planned principal activities have commenced, but there has been no revenue generated there from. In a development stage company, management devotes most of its activities to developing a market for its products and services. These financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has not generated revenue and has never paid any dividends. The Company is unlikely to pay dividends or generate earnings in the immediate or foreseeable future. The continuation of the Company as a going concern and the ability of the Company to emerge from the development stage is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations and to generate significant revenue. There is no guarantee that the Company will be able to raise any equity financing or generate profitable operations. As at April 30, 2004, the Company has a working capital deficiency of $219,821, and has accumulated losses of $803,051 since inception. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. These factors raise substantial doubt regarding the Company's ability to continue as a going concern. The Company is in the process of having its SB-2 Registration Statement declared effective by the United States Securities and Exchange Commission to allow the company to sell 3,000,000 shares of common stock at $0.50 per share to raise approximate net proceeds of $1,350,000 after all offering costs. The Company will receive funds directly and funds will be available to the Company immediately.


2.   SIGNIFICANT ACCOUNTING POLICIES

     The financial statements have, in management's opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

                            YzApp International Inc.
                        (a development stage enterprise)
                   Notes to Consolidated Financial Statements

                           (expressed in U.S. dollars)


2.   SIGNIFICANT ACCOUNTING POLICIES (Continued)

(a)  Use of estimates
     ----------------

     The financial statements of the Company have been prepared in accordance with generally accepted accounting principles. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgment by management.

(b)  Year End
     --------

     The Company's fiscal year end is July 31.

(c)  Basis of Presentation
     ---------------------

     These consolidated financial statements include the accounts of YzApp International Inc. and YzApp Solutions Inc. All significant inter company accounts have been eliminated.

(d)  Revenue Recognition
     -------------------

     The Company recognizes revenue from the sale of products and services in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." Revenue consists of software licensing and will be recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed, and collectibility is reasonably assured. Licensing revenue consists of revenue from licensing the Company's software and is recognized when the software has been delivered and there are no significant remaining obligations. The Company recognizes revenue from licensing its software product's in accordance with AICPA Statement of Position No. 97-2, as amended, "Software Revenue Recognition" and SAB 101.

(e)  Property, Plant and Equipment
     -----------------------------

     Property, plant and equipment are capitalized at original cost and amortized over their estimated useful lives at the following annual bases and rates:

     Computer equipment                     30% declining balance
     Furniture and fixtures                 20% declining balance
     Equipment under capital lease          30% declining balance

     One-half the normal amortization is taken in the year of acquisition.

                            YzApp International Inc.
                        (a development stage enterprise)
                   Notes to Consolidated Financial Statements

                           (expressed in U.S. dollars)


2.   SIGNIFICANT ACCOUNTING POLICIES (Continued)

(f)  Software Development Costs
     --------------------------

     Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, requires the capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on the Company's product development process, technological feasibility is established upon the completion of a working model. Amortization of these costs will commence when the product is ready for release to customers.

     Total software development costs incurred are as follows:

                                                                                  Period from
                                                                                   August 24,
                                  Nine Months                                    2000 (date of
                                    Ended                                        incorporation)
                                April 30, 2004   Year Ended    Year Ended          to July 31,
                                 (unaudited)   July 31, 2003  July 31, 2002          2003
                                -------------- -------------  ----------------- ---------------
       Internal software
       development costs         $       --     $       --    $        --        $        --

       Software development
       costs incurred by others      17,794             --        148,876            291,072
                                 --------------------------------------------------------------
                                     17,794             --        148,876            291,072
       Less: Software
       development costs
       capitalized                   17,794             --         12,738             12,738
                                 --------------------------------------------------------------
       Software development
       costs expensed            $       --     $       --    $   136,138        $   278,334
                                 ==============================================================




(g)  Foreign Currency Translation
     ----------------------------

     The Company's functional currency is the Canadian dollar. The financial statements of the Company are translated to United States dollars under the current rate method in accordance with SFAS No. 52 "Foreign Currency Translation". Under the current rate method, all assets and liabilities are translated at the current rate, while stockholders' equity accounts are translated at the appropriate historical rate. The revenues and expenses that occur evenly over the period are translated at the weighted-average rate for the period. The cumulative translation adjustments balance is reported as a component of accumulated other comprehensive income.

                            YzApp International Inc.
                        (a development stage enterprise)
                   Notes to Consolidated Financial Statements

                           (expressed in U.S. dollars)


2.   SIGNIFICANT ACCOUNTING POLICIES (Continued)

(h)  Income Taxes
     ------------

     The Company uses the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between financial statement and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance in respect of amounts considered by management to be less likely than not of realization in future periods.

(i)  Cash and Cash Equivalents
     -------------------------

     The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.

(j)  Long-Lived Assets
     -----------------

     In accordance with Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets", the carrying value of intangible assets and other long-lived assets is reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. The Company recognizes an impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value.

(k)  Other Comprehensive Income
     --------------------------

     SFAS No. 130, "Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive income and its components in the financial statements. For the period ended April 30, 2004 and the years ended July 31, 2003 and 2002 the Company had a comprehensive loss of $64,729, $254,183 and $303,056, respectively. These losses included a foreign currency translation loss of $3,422 and $9,434 for the period ended April 30, 2004 and the year ended July 31, 2003, respectively, and a gain of $708 for the year ended July 31, 2002.

                            YzApp International Inc.
                        (a development stage enterprise)
                   Notes to Consolidated Financial Statements

                           (expressed in U.S. dollars)


2.   SIGNIFICANT ACCOUNTING POLICIES (Continued)

(l)  Basic and Diluted Net Income (Loss) per Share
     ---------------------------------------------

     The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share" (SFAS 128). SFAS 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential common shares if their effect is anti-dilutive.

(m)  Recent Accounting Pronouncements
     --------------------------------

     In December 2003, the United States Securities and Exchange Commission issued Staff Accounting Bulletin No. 104, "Revenue Recognition" ("SAB 104"), which supersedes SAB 101, "Revenue Recognition in Financial Statements." The primary purpose of SAB 104 is to rescind accounting guidance contained in SAB 101 related to multiple element revenue arrangements, which was superseded as a result of the issuance of EITF 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables." While the wording of SAB 104 has changed to reflect the issuance of EITF 00-21, the revenue recognition principles of SAB 101 remain largely unchanged by the issuance of SAB 104. The adoption of SAB 104 did not have a material impact on the Company's financial statements


3.   RELATED PARTY TRANSACTIONS

     The Company has paid management fees for ongoing management of the Company's affairs of $32,608 in the year ending July 31, 2003 (2002 - $17,834) to a director and officer of the Company. The amount has been recorded at the exchange amount. Fees of $7,504 were paid to the same director and officer for the nine-month period ended April 30, 2004

                            YzApp International Inc.
                        (a development stage enterprise)
                          Notes to Financial Statements

                           (expressed in U.S. dollars)


4.   PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are comprised of the following:

                                                                                        Net Book Value
                                                       Accumulated    April 30, 2004      July 31, 2003     July 31, 2002
                                            Cost      Depreciation     (unaudited)
                                         ------------ -------------- ----------------- -------------------- ---------------
         Computer equipment                  $ 9,096        $ 5,506           $ 3,590              $ 4,724         $ 4,292
         Furniture and fixtures                4,351          1,748             2,603                3,061           2,727
         Equipment under capital lease        22,569         12,759             9,810               12,832          16,269
                                         ------------ -------------- ----------------- -------------------- ---------------
                                            $ 36,016       $ 20,013           $16,003              $20,617         $23,288
                                         ============ ============== ================= ==================== ===============


5.   LONG-TERM DEBT

                                                                             April 30,  July 31, 2003   July 31, 2002
                                                                                2004
                                                                            (unaudited)
                                                                           ------------ --------------  -------------
         Capital lease  obligation,  interest at 8.3% per annum,  monthly
         payments of $782 Cdn. until February, 2005                         $     7,266  $       9,274   $      12,899

         Loan  payable,  unsecured,  interest  at 10% per annum,  monthly payments of $320 Cdn. including  principal and interest,  due to
         a relative of an officer and director.                                      -              -             251
                                                                           ------------ --------------  --------------
                                                                                 7,266          9,274          13,150
         Less: current portion                                                   4,783          5,715           4,920
                                                                           ------------ --------------  -------------
                                                                           $     2,483  $       3,559   $       8,230
                                                                           ============ ==============  =============


6.   CAPITAL TRANSACTION - REVERSE ACQUISITION

     On October 15, 2003, the Company acquired 100% of the issued and outstanding shares of Solutions by the issuance of 9,520,000 common shares on a one share for two shares owned basis. Solutions was incorporated under the Company Act of British Columbia on August 24, 2000 and continued into federal jurisdiction under the Canada Business Corporations Act on October 15, 2001. The principal business of Solutions is operating as an application service provider acting as a conduit between retailers and financial institutions. Prior to the reverse acquisition, the Company was a non-operating shell company with nominal net assets. Therefore, this acquisition is a capital transaction in substance, rather than a business combination, and has been accounted for as a reverse acquisition. Because Solutions is deemed to be the acquiror for accounting purposes, the financial statements are presented as a continuation of Solutions and include the results of operations of Solutions since incorporation on August 24, 2000, except that all share issuances of Solutions have been adjusted to reflect the 1 for 2 share exchange on the acquisition.

                            YzApp International Inc.
                        (a development stage enterprise)
                   Notes to Consolidated Financial Statements

                           (expressed in U.S. dollars)


7.   CAPITAL STOCK

     (a) The Company's issued common shares were split 50:1 in October, 2001. The shares issued in the year ended July 31, 2001 have been retroactively adjusted to reflect this stock split.
     (b) During the year ended July 31, 2002, the Company issued 318,750 common shares for a deemed proceeds of $20,137 for services performed.
     (c) During the year ending July 31, 2002, the Company issued 250,000 common shares for cash proceeds of $158,704.
     (d) During the year ended July 31, 2003, the Company issued 1,451,250 common shares for deemed proceeds of $91,991 for services performed.
     (e) During the year ended July 31, 2003, the Company issued 1,228,500 common shares for cash proceeds of $134,250
     (f) Subsequent to July 31, 2003, the Company received share subscriptions to purchase 39,286 common shares for cash proceeds of $11,750

8.   INCOME TAXES

     At July 31, 2003, there were deferred income tax assets resulting primarily from operating loss carryforwards for Canadian tax purposes totaling approximately $308,000 less a valuation allowance of $308,000. The valuation allowance on deferred tax assets increased by $123,000 during the period ended July 31, 2003.

     At July 31, 2003, the Company had net operating loss carryforwards for Canadian tax purposes of approximately $823,000. These carryforwards begin to expire in 2008.

9.   FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISK

     The Company's financial instruments consist of cash, accounts receivable, accounts payable, and long-term debt. It is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair value of these financial instruments approximates their carrying values.

     The Company does ongoing credit evaluations of customers and establishes reserves for credit losses. The Company did not experience any material credit loss in the year.

     Virtually all of the Company's software development costs were incurred to one subcontractor. The Company's business could be adversely affected should a modification to the software be required and the subcontractor is no longer in business.

     The Company is dependent on one major customer to market its software to Canadian recreational equipment dealers.

                            YzApp International Inc.
                        (a development stage enterprise)
                   Notes to Consolidated Financial Statements

                           (expressed in U.S. dollars)


10.  COMMITMENTS

     (a) The Company is committed under a service contract for systems management of its server for monthly payouts of $842 until December 2004. The agreement can be terminated earlier by the Company by prepaying 50% of the remaining obligation under the contract.

     (b) The Company is committed under a service agreement for collocation management of its server for monthly payouts of $655 until December 2004. This agreement can be terminated earlier by the Company by prepaying 50% of the remaining obligation under the contract.


11.  STOCK OPTION PLAN

     During the year, the Company instituted a stock option plan. Under the terms of the plan, the Company may award options to purchase common shares of the Company, not to exceed 2,000,000 shares. To date, no options have been granted under the plan.


12.  RESTATEMENTS

     Pursuant to the audit of the July 31, 2003 and 2002 financial statements, and the determination that the accounting treatment of software development costs was incorrect, and the acquisition of YzApp Solutions Inc. was a reverse acquisition, certain disclosures and financial statement amounts have been restated. Certain software development costs have been capitalized, as outlined in Note 2. Previously reported stockholders' equity has been increased by $12,738 and previously reported net loss for the year ended July 31, 2002 has been reduced by $12,738.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES UNDERLYING THE CLASS A WARRANTS OFFERED BY THIS PROSPECTUS OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES AND THE CLASS A WARRANTS IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

                                TABLE OF CONTENTS
                                                                 PAGE

Prospectus Summary                                                2
Risk Factors                                                      4
Where You Can Get Additional Information                          8
Use of Proceeds                                                   9
Determination of the Offering Price                               9
Dilution                                                         10
Plan of Distribution / Terms of the Offering                     12
Market for YzApp's Common Stock
And Related Stockholder Matters                                  14
Description of Securities                                        14
YzApp International Inc., and its Business                       16
Management                                                       21
Security Ownership of Certain Beneficial Owners
And Management                                                   24
Executive Compensation                                           25
Transactions with Management and Founders                        26
Transfer Agent                                                   26
Legal Matters                                                    26
Independent Auditors                                             26
Management's Discussion and Analysis
Of Financial Condition                                           27
Financial Statements                                            F-1



UNTIL ______, 2004 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS FFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT ARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS.



                            YZAPP INTERNATIONAL INC.

                            -------------------------
                                   PROSPECTUS
                            -------------------------

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article 11 of YzApp International Inc., By-laws provides that every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person for whom he is the legal representative is or was a director or officer of the corporation or is or was serving at the request of the corporation or for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the General Corporation Law of the State of Nevada against all expenses, liability and loss (including attorney's fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. Such right of indemnification shall be a contract right, which may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under
Article 11.

Nevada Revised Statutes Section 78.7502 provides for discretionary and mandatory indemnification of officers, directors, employees and agents as follows:

     1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed legal proceeding, except by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner which was reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

     2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify the person against expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense.

Nevada Revised Statutes Section 78.751 requires authorization for discretionary indemnification; advancement of expenses and limitation on indemnification and advancement of expenses as follows:

     1. Any discretionary indemnification under NRS 78.7502 unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

     (a)  By the stockholders;

     (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

     (c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

     (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering, all of which are to be borne by the Registrant, are as follows:

SEC Filing Fee                          121
NASD Filing Fee                          na
Printing Expenses                     0,000
Accounting Fees and Expenses         12,000
Legal Fees and Expenses              10,000
Blue Sky Fees and Expenses            5,000
         Total Estimated Expenses   $27,121

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, the Registrant sold securities which were not registered under the Securities Act of 1933, as amended, as follows:


Shares Exchanged for YzApp Solutions Inc.

Date                Name                          # of Nevada      Canadian Shares
                                                 Shares Rec'd      Exchanged
----------------------------------------------------------------------------------
Oct. 15, 2003
                    Konstantin Bernaschek              25,000         50,000
                    Stephani Biertuempel              400,000        800,000
                    Mike Colliar                       25,000         50,000
                    Douglas Dunn                      274,000        548,000
                    Michael Heck                      400,000        800,000
                    Cory Herle                        150,000        300,000
                    Brian Jaggard                   1,250,000      2,500,000
                    Bert Laakmann                     410,000        820,000
                    Richard Legg                          750          1,500
                    Colin McPhail                      54,750        109,500
                    Ken Marlin                         25,000         50,000
                    Kevin McCaw                       165,000        330,000
                    Alexandra Milne                   340,000        680,000
                    Cheryl Neighbour                   14,000         28,000
                    Erich Schmidt Sr.                 410,000        820,000
                    Elsco Construction Ltd            375,000        750,000
                    Gerhard Selje                      25,000         50,000
                    Fred Shaw                          20,000         40,000
                    Brad Sherwin                        5,000         10,000
                    Klause-Peter Raeke                450,000        900,000
                    Silver Top Development Company  4,000,000      8,000,000
                    Mike Smallwood                     10,000         20,000
                    Cynthia Spraggs                   116,500        233,000
                    Brent St Arnaud                    15,000         30,000
                    Tina St Arnaud                     25,000         50,000
                    Louis Stefani                      25,000         50,000
                    Victorian Portfolio SA            400,000        800,000
                    Joe Wehry                         100,000        200,000
                    Brad Wheeler                       10,000         20,000

Total shares exchanged                              9,520,000     19,040,000
Shares issued in Regulation D Offering


Date of Subscription      Name                                  # of Shares   Consideration     Proceeds
------------------------------------------------------------------------------------------------------------
     March 4, 2003        Erica Seewald                            317,500           $0.10       $31,750
                          John Laakman                             317,500           $0.10       $31,750
                          Christopher Schmidt                      100,000           $0.10       $10,000
                          Monika Schmidt                           117,500           $0.10       $11,750
                          Erich Schmidt                            100,000           $0.10       $10,000
     March 10, 2003       Dan O'Brien                              100,000           $0.10       $10,000
                          Mount Blanc Capital Corporation          100,000           $0.10       $10,000
     April 30,2003        Carol Ann Cataldo                          4,000           $0.25        $1,000
                          Barry Gatten                              40,000           $0.25       $10,000
                          Kyle Eedy                                 28,000           $0.25        $7,000
                          Eric Brown                                 4,000           $0.25        $1,000
     October 24, 2003     Bernice Ranalli                           20,000           $0.25        $5,000
     October 31, 2003     G.E. Corbould                             14,986           $0.35        $5,000
     November 22, 2003    Brent Usick                                5,000           $0.35        $1,750

Total                                                            1,267,786                      $146,000

Control Person(s) for firms listed in tables above.
Elsco Construction                  Leo Seewald
Victorian Portfolio SA              Rene Feuibli
Mount Blanc Capital Corporation     Jens Biertuempel


Unregistered Securities sold by YzApp Solutions Inc.

Date      Name                     # of CdN Shares  CDN             Type of      US
                                                   Consideration   Service      Consideration
--------  ----------------------   ---------------  -------------   ----------   --------------
Oct. 2001 Konstantin Bernaschek             50,000  $0.66 $16,500                $25,000
Dec. 2002 Stephani Biertuempel             800,000  $0.07 $26,400 ~ Marketing    $40,000
Oct. 2001 Mike Colliar                      50,000  $0.66 $16,500                $25,000
July 2002 Douglas Dunn                     548,000  $0.07 $18,084 ~ Operations   $27,400
Jan. 2003 Michael Heck                     800,000  $0.07 $26,400 ~ Marketing    $40,000
Feb. 2001 Cory Herle                       300,000  $0.11 $17,160                 26,000
Feb. 2001 Brian Jaggard                  2,500,000  $0.00      $0                     $0
Feb. 2001 Bert Laakmann                    820,000  $0.11 $43,560                $66,000
July 2002 Richard Legg                       1,500  $0.07     $50 ~ Technical        $75
July 2002 Colin McPhail                    109,500  $0.07  $3,614 ~ Marketing     $5,475
Oct. 2001 Ken Marlin                        50,000  $0.66 $16,500                $25,000
Feb. 2001 Kevin McCaw                      330,000  $0.16 $25,740                $39,000
Jan. 2003 Alexandra Milne                  680,000  $0.07 $22,440 ~ Marketing    $34,000
July 2002 Cheryl Neighbour                  28,000  $0.07    $924 ~ Financial     $1,400
Feb. 2001 Erich Schmidt Sr.                820,000  $0.19 $79,200               $120,000
Feb. 2001 Elsco Construction Ltd           750,000  $0.13 $49,500                $75,000
Oct. 2001 Gerhard Selje                     50,000  $0.66 $16,500                $25,000
July 2002 Fred Shaw                         40,000  $0.07  $1,320 ~ Marketing     $2,000
July 2002 Brad Sherwin                      10,000  $0.07    $330 ~ Research        $500
Dec. 2002 Klause-Peter Raeke               900,000  $0.07 $29,700 ~ Marketing    $45,000
Feb. 2001 Silver Top Development Company 8,000,000  $0.00      $0                     $0
July 2002 Mike Smallwood                    20,000  $0.07    $660 ~ Operations    $1,000
July 2002 Cynthia Spraggs                  233,000  $0.07  $7,630 ~ Marketing    $11,560
July 2002 Brent St Arnaud                   30,000  $0.07    $990 ~ Sales         $1,500
Oct. 2001 Tina St Arnaud                    50,000  $0.66 $16,500                $25,000
Oct. 2001 Louis Stefani                     50,000  $0.66 $16,500                $25,000
Dec. 2002 Victorian Portfolio SA           800,000  $0.07 $26,400 ~ Marketing    $40,000
Apr. 2002 Joe Wehry                        200,000  $0.66 $66,000               $100,000
July 2002 Brad Wheeler                      20,000  $0.07    $660 ~ Writing       $1,000
                                        19,520,000       $545,761               $826,910



* Consideration calculated at $.66US = $1CDN if paid in CDN$
~ indicates shares issued for invoice services provided


Shares Exchanged for YzApp Solutions Inc.

The shares were exchanged on a two for basis with every two shares of YzApp Solutions Inc., (the Canadian corporation) being exchanged for one share of YzApp International Inc. (the Nevada corporation). With respect to the sales made, the Issuer relied on Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The securities were offered for investment only and not for the purpose of resale or distribution, and the transfer thereof was appropriately restricted by the Issuer.

Shares issued in Regulation D Offering

The Registrant was not a reporting company pursuant to the Securities Exchange Act of 1934 nor was it a development stage company with no business plan. Thus it was eligible to rely upon Rule 504. Moreover, Rule 504 was available in that the Registrant sold less than $1,000,000 of securities in the previous 12 month period and the purchasers were unaffiliated investors. The Shares were sold at $.10 and $.25 per Share in March 2003 pursuant to the Rule 504 safe harbor. These sales were entirely private transactions pursuant to which all material information as specified in Rule 502(b)(2) was made available to the purchasers. No advertising or general solicitation was employed in offering the securities. The securities were offered for investment only and not for the purpose of resale or distribution, and the transfer thereof was appropriately restricted by the Issuer. The Issuer does not believe the Shares sold pursuant to the above-described Exchange should be integrated into this offering due to the different consideration and purposes of these other sales.

Shares Sold by YZapp Solutions Inc.

The shares sold by YZapp Solutions Inc., the Canadian Corp., were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The securities were offered for investment only and not for the purpose of resale or distribution, and the transfer thereof was appropriately restricted by the Issuer.

ITEM 27.  EXHIBITS.

The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-B:

3.1   -- Articles of Incorporation*
3.2   -- Bylaws*
4.1   -- Form of Common Stock Certificate*
5.1   -- Opinion of Dennis Brovarone, Attorney at Law
10.1  -- Agreement and Plan of Reorganization*
10.2  -- Inglenet Professional Services Agreement*
10.3     -- Sawka Group Agreement
23.1  -- Consent of Dennis Brovarone, Attorney at Law (see opinion)
23.2  -- Consent of N.I. Cameron Inc., LLP Chartered Accountants
99.1     -- Subscription Agreement

* Previously filed with Form SB-2 on January 2, 2004

ITEM 28.  UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933 as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Langley, British Columbia on July 6, 2004.

YZAPP INTERNATIONAL INC.

BY: /s/  Brian Jaggard
-----------------------
    Brian Jaggard, President

    /s/  Brian Jaggard
    -------------------
    Brian Jaggard, Chief Financial Officer, Controller and
    Principal Accounting Officer


In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.


SIGNATURE                TITLE                         DATE
---------                -----                         ----

/s/ Brian Jaggard        President, Chief Executive    July 6, 2004
-----------------        Officer, Chief Financial
    Brian Jaggard        Officer and Director

/s/ Douglas Dunn         Chief Operations Officer      July 6, 2004
----------------         and Director
    Douglas Dunn

/s/ Carl Lacey           Director                      July 6, 2004
--------------
    Carl Lacey